Exhibit 99.1

HARLEYSVILLE MUTUAL INSURANCE COMPANY

REPORT OF THE

SPECIAL LITIGATION COMMITTEE

Robert J. Ciaruffoli (Chairman)

William L. Stulginsky

Donald T. Bliss, Esquire

March 1, 2012

COUNSEL:

Richard L. Bazelon

E. McCord Clayton

Michael F.R. Harris

Cary Joshi

BAZELON LESS & FELDMAN, P.C.

John G. Harkins, Jr.

HARKINS CUNNINGHAM LLP

TABLE OF CONTENTS

I.	CONCLUSIONS OF THE SPECIAL LITIGATION COMMITTEE				1

II.	FACTUAL BACKGROUND				2

	A.	Harleysville’s Position In The Insurance Industry			2

	B.	Harleysville’s Operations			3

	C.	Harleysville’s Efforts To Improve And Grow Its Business			5

	D.	The Background To The Proposed Merger			6

		1.	Nationwide Mutual		6

		2.	Company B		24

	E.	The Demand Letters And Lawsuits			30

	F.	The Special Litigation Committee And Its Investigation			34

III.		APPLICABLE LEGAL STANDARDS			37

	A.	Role And Purpose Of The Special Litigation Committee			37

		1.	Cuker And ALI Principles		37

		2.	Disinterestedness		38

	B.	Pennsylvania Statutes			42

		1.	The Pennsylvania Business Corporation Law		42

			a)	Standard Of Care	42

			b)	Change Of Control Transactions	45

			c)	Director Liability For Money Damages	47

		2.	Pennsylvania Demutualization Statute		48

	C.	The Business Judgment Rule			48

	D.	Plaintiffs’ Claims And Standards Applicable Thereto			49

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		1.	Claims Made In The Consolidated Class Action And Derivative Complaint		49

		2.	Classification Of Plaintiffs’ Claims As “Direct” Or “Derivative”		50

		3.	Elements Of Plaintiffs’ Derivative Claims		50

			a)	Breach Of Fiduciary Duty	50

			b)	Unjust Enrichment	51

			c)	Aiding And Abetting A Breach Of Fiduciary Duty	51

IV.	ANALYSIS / RECOMMENDATION: IN THE EXERCISE OF ITS BUSINESS JUDGMENT, THE SLC HAS CONCLUDED THAT IT IS IN THE BEST INTERESTS OF HMIC AND ITS POLICYHOLDERS TO DISMISS THE DERIVATIVE CLAIMS AND PROCEED ON SCHEDULE WITH THE NATIONWIDE MERGER				53

	A.	The Derivative Claims Lack Merit			53

		1.	The Breach Of Fiduciary Duty Claim Lacks Merit		53

			a)	The HMIC Directors Met Their Duty Of Care	53

				(1) The HMIC Directors Obtained Independent Expert Advice	54

				(2) Before Discussions With Nationwide Began, The HMIC Directors Carefully Considered The Alternatives That Were Potentially Available to Harleysville Other Than Being Acquired	54

				(3) The HMIC Directors Carefully Considered The Nationwide Proposal	55

				(a) The HMIC’s Board Carefully Considered All Of The Benefits Of The Mergers To HMIC And HMIC’S Constituencies, Including Policyholders	55

				(b) The HMIC Directors Did Not Violate Their Duty Of Care By Not Attempting To Require Nationwide To Make A Payment To HMIC Policyholders	61

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					(i) Harleysville Was Advised By Its Attorneys That It Was Required By Delaware Law To Maximize The Price Paid To HGI’s Shareholders	61

					(ii) There Were Ample Reasons For HMIC’s Board Not To Demand Payment For HMIC’s Policyholders	63

				(4)	There Were Good Reasons For Harleysville’s Actions With Respect To Company B	70

			b)	The HMIC Directors Met Their Duty Of Loyalty		72

			c)	Plaintiffs’ Remaining Derivative Claims Also Lack Merit		79

				(1)	First Claim	79

				(2)	Sixth Claim	79

				(3)	Seventh Claim	79

				(4)	Eighth Claim	80

				(5)	Ninth Claim	80

	B.	Dismissal Of The Derivative Claims Is In The Best Interests Of HMIC				81

		1.	The Nationwide Merger Offers Clear And Tangible Benefits To HMIC — Including Its Policyholders			81

		2.	Continued Litigation Will Expose Harleysville to Expense, Delay And Undesirable Business Risks			86

		3.	Accordingly, The SLC Concludes It Is In The Best Interests Of HMIC And Its Policyholders To Dismiss The Derivative Action And Proceed On Schedule With The Nationwide Merger			87

V.	CONCLUSION					87

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I.                                         CONCLUSIONS OF THE SPECIAL LITIGATION COMMITTEE

At the end of December, 2011, the Board of Directors of Harleysville Mutual Insurance Company (“HMIC”) appointed three new members to its Board to serve as a special litigation committee (“the SLC”) to review derivative claims filed against its directors and others in connection with an announced merger of HMIC into Nationwide Mutual (“Nationwide”). The operative resolution directs the SLC to investigate the claims and allegations, and to take any action which it deems appropriate in response thereto. The SLC has conducted an in depth investigation, with the assistance of counsel it retained. The facts included in this report and the conclusions derived from those facts are based upon a number of sources, including documents obtained from (1) Harleysville Mutual Insurance Co. (“HMIC”), (2) the Pennsylvania Department of Insurance, (3) attorneys in other litigation of interest in this case (4) Nationwide Mutual (“Nationwide”), and (5) public sources. The SLC also reviewed filed documents in the derivative claims cases, A.M. Best reports, the proxy statements, and all of the expert reports considered by HMIC and its subsidiary, Harleysville Group Inc. (“HGI”) in connection with the merger. The SLC has interviewed all of the directors of HMIC who participated in the consideration and approval of the merger, the experts who advised the directors in connection with the merger, representatives of Nationwide, and plaintiffs’ attorneys. The SLC retained, consulted with, and reviewed a report from a financial advisory firm with expertise in insurance matters.(1)

(1) A full description of the SLC and its investigation process appears infra. § II (F).

Based upon its comprehensive investigation, the SLC has concluded that (1) the directors of HMIC fulfilled their fiduciary obligations, (2) the derivative claims lack merit, and (3) it is in the best interests of HMIC that the derivative claims be dismissed.

II.            FACTUAL BACKGROUND

A.            Harleysville’s Position In The Insurance Industry

HMIC is a mutual insurance company organized under the laws of the Commonwealth of Pennsylvania. It was originally organized in 1917. Together with its subsidiaries, it engages in the property and casualty insurance business on a regional basis in the United States. HMIC’s headquarters are located in Harleysville, Pennsylvania.

HGI is a corporation organized under the laws of the State of Delaware. HGI is an insurance holding company whose common stock is publically traded and listed on the NASDAQ Global Select Market. HGI’s headquarters are located in Harleysville, Pennsylvania. As of September 28, 2011, HMIC owned 53.5% of the voting stock of HGI. HGI was originally formed by HMIC in 1979 and, through its ten subsidiaries, engages in the property and casualty insurance business on a regional basis in the United States. A major purpose in forming a public company was to afford the Harleysville insurance business access to capital markets. HMIC, HGI and their subsidiaries operate as an integrated enterprise, underwriting a broad array of commercial and personal coverages. Commercial lines insurance to small and mid-size companies constitutes more than a third of its lines of business. These insurance coverages are marketed primarily in the Eastern and Midwestern United States through approximately 1,300 independent insurance agencies. (Unless otherwise noted, “Harleysville” refers to both Harleysville Mutual Insurance Company and Harleysville Group, Inc.).

In 2003, Harleysville experienced a decided downturn.  It had to increase its reserves for three consecutive quarters. It had attempted to expand in a “soft” market characterized by low premiums, excess capital and fierce competition. It is difficult to price commercial lines insurance because actual costs, unlike most products, are not known, and it takes time for claims to mature. Expanding in a “soft market” thus proved unwise, and the then-CEO was asked to retire.  In early 2004, A.M. Best downgraded Harleysville to an A- rating. This was a major concern for Harleysville. The next step down — a B++ rating — would have created serious problems for Harleysville, because insurance requirements for individuals and businesses often require a higher rating.

Michael L. Browne became the CEO of Harleysville in 2004, and William W. Scranton III became the non-executive Chairman of the Board. A new management team was brought in.  The cumulative loss over the 2000-2003 period was reversed; Harleysville was profitable for each of the years 2004-2010.

In 2010, A.M. Best restored Harleysville’s A rating.

B.            Harleysville’s Operations

Harleysville Mutual and Harleysville Group operate as an integrated company. The two companies generally sell the same types of insurance in the property and casualty lines, with the one notable exception being workers’ compensation, which is offered by Harleysville Mutual only. Harleysville policies are marketed with three price points.  The highest risk policies are referred to as “surcharge,” the next level is “standard,” and the third level, with the lowest risk, is called “preferred.” The company is run as a single enterprise and, with a few exceptions, there is no distinction made between HGI policyholders and HMIC policyholders. For example, the “standard” level includes policies issued by both HMIC and HGI, and whether a policyholder receives a policy from HMIC or HGI is purely a function of underwriting and therefore somewhat serendipitous.  Both companies market entirely through independent agents, who sell Harleysville Mutual and Harleysville Group products interchangeably and without regard to the identity of the Harleysville issuing entity. Harleysville’s philosophy is to market through a relatively small number of independent agents, but to be ranked in the top four or five in terms of products sold by these agents in property and casualty. Relationships with these independent agents are extremely important to Harleysville.

Harleysville Mutual has a management contract with Harleysville Group, pursuant to which Harleysville Group provides management services to Harleysville Mutual.  Harleysville Mutual and Harleysville Group also have a pooling agreement, pursuant to which revenue and expenses are pooled. Since 2008, the pooling has been on the basis of 20 percent for Harleysville Mutual and 80 percent for Harleysville Group. The entire surpluses of each company are also pooled, so that the entire amount is available to pay the claims of policyholders in either company. Harleysville Mutual has not paid dividends, except to workers’ compensation policyholders as to whom the practice is actually a pricing mechanism. Harleysville Group has a consistent history of paying shareholder dividends, most of which have gone to Harleysville Mutual, as the majority owner of Harleysville Group.

The property and casualty insurance business has experienced a soft market over the 2003-2011 period. For Harleysville, this was reflected in a stagnant level of earned premium and a modest underwriting loss for the 2004-2010 period. Nonetheless, Harleysville achieved significant profits over these years, and significantly increased its capital, primarily because of strong results on investment of surplus. Harleysville experienced a significant downturn at the end of 2010 and through 2011, due to a record year of catastrophic losses and “non-catastrophic weather” related claims.  See FBR Report, pages 9 and 54.

Harleysville’s underwriting profitability has been negatively affected by a relatively high underwriting expense ratio, and affected positively by a relatively low loss and loss adjustment expense ratio. The underwriting expense ratio has reflected the expense of technology improvements, and the inability to spread these and other improvements and infrastructure costs over a larger volume of business. The relatively low level of loss and loss expense is the result of sound underwriting.

A.M. Best notes Harleysville’s “focused underwriting discipline, commitment to conservative reserving and prudent management of catastrophic exposures.” See A.M. Best Report on Harleysville Mutual Insurance Company, 2011, page 1.  It also compliments Harleysville on its predictive modeling initiatives.  At the same time, it cautions that “Harleysville’s underwriting results remain susceptible to catastrophes given the group’s exposure to weather conditions directly correlated to the groups’ East Coast and Midwest business focus.” Id. See, also, FBR Report, page 16.

C.            Harleysville’s Efforts To Improve And Grow Its Business

In 2008, the Board of Directors decided that its prospects for growing on a “stand alone” basis were very limited.  This decision was influenced by the continuing soft market in the property and casualty insurance business, the importance of achieving scale, and increased exposure to catastrophic loss. Accordingly, Harleysville sought to acquire other insurance companies. Harleysville spent a substantial amount of time in 2008, 2009 and 2010 looking at the acquisition possibilities. It hired a full-time member of the senior management team, John Keefe, to look into potential acquisitions. In all,

Harleysville analyzed 60 possible companies, focusing on similarly structured companies, and approached about ten of them.  Harleysville was unable, however, to arrange a transaction in which it was the acquirer.

D.                                    The Background To The Proposed Merger

1.                                      Nationwide Mutual

During the first quarter of 2011, William W. Scranton, Chairman of the HGI and HMIC Boards, was approached by Keith W. Eckel, Chairman of the Board of Nationwide Mutual, and agreed to meet with him. Mr. Eckel asked Mr. Scranton if Harleysville would be interested in a strategic transaction with Nationwide Mutual. Mr. Scranton said that he would speak with Michael Browne, the CEO of HGI and HMIC. Mr. Browne then had a phone conversation with Stephen Rasmussen, Nationwide’s CEO.

At a regularly scheduled joint board meeting on February 17, 2011, Mr. Browne informed the Boards(2) of the conversation with Mr. Rasmussen. While the Boards were of the view that neither HMIC nor HGI was for sale, they authorized Mr. Browne to meet with Mr. Rasmussen.

Subsequently, the two met on March 7. Mr. Rasmussen again described Nationwide’s strategic interest in Harleysville. He stressed that Nationwide did not have independent agents in the Mid-Atlantic or Northeast areas of the country and was not as strong in commercial lines as in personal lines, the opposite of Harleysville’s mix of business.  Nationwide had traditionally used captive agents, and this model was becoming increasingly expensive. Through its earlier Allied acquisition, Nationwide had acquired independent agents in the Midwest and West, but not in the East (which he described as Virginia and north). Since the acquisition, it had significantly increased the

(2) It is the practice at Harleysville that the Boards of HMIC and HGI generally meet together.

premiums written through the Allied agents. Mr. Rasmussen believed that a transaction with Harleysville would allow it to do the same thing in the East. As Mr. Browne put it, “what they [Nationwide] value is our franchise as a platform for growth of their business with independent agents.”

Mr. Rasmussen also talked about the structure of a transaction in the sense that it would involve the purchase of the minority shares of Harleysville Group and a merger of the mutuals; and he referred to the possibility of a 40% premium for the Group minority shares. Mr. Browne replied that the price would have to reflect the value of the whole Harleysville enterprise, including its $1.3 billion statutory surplus.

A second meeting was scheduled for March 21, which would include additional members of the management teams of Harleysville and Nationwide. In agreeing to the meeting, Mr. Browne sought assurance that Nationwide would use the combined enterprise value of Harleysville as the basis for payment to the minority shareholders of HGI. The meeting was cancelled when Mr. Rasmussen subsequently indicated that he did not accept the combined enterprise value as the basis for payment to the public shareholders of HGI.

On March 30, 2011, Mr. Rasmussen sent Mr. Browne a letter in which he described a non-binding proposal for a transaction between Nationwide and Harleysville. The letter indicated that Nationwide would be prepared to consider paying $55 per share for the minority shares in Harleysville Group, and a mutual to mutual merger between Nationwide and Harleysville Mutual. After receipt of this letter, Mr. Browne called Mr. Rasmussen and informed him that the terms were not acceptable. In this call, Mr. Rasmussen said that Nationwide would only pay for the publicly traded shares, and not for those held by the Mutual. Mr. Browne responded that he believed that a transaction could not be agreed to on this basis, and they ended by saying they should stay friends.

In spite of these developments, the Harleysville Boards instructed Michael Browne to continue discussions with Nationwide. There followed a series of calls between the investment bankers of Nationwide (Bank of America Merrill Lynch) and Harleysville’s bankers, Credit Suisse. These calls focused on price and the agenda for a meeting to be held on April 15, 2011 among senior management teams for Harleysville and Nationwide, in each case without the CEO.

On April 15, 2011, members of the management teams of the two organizations met, with counsel and the investment bankers.  Discussion included price and the identification of a number of issues that would have to be addressed with respect to Harleysville Mutual.

At about this time, Mr. Browne was persuaded by Harleysville’s General Counsel, Robert Kauffman, based on Mr. Kauffman’s research and communications with Nationwide’s General Counsel, Patricia Hatler, that valuation for the public shares of HGI needed to be based on the value of the public shareholders’ interest in HGI—not on a combined enterprise approach. Also, Nationwide indicated a willingness to consider a price as high a $60 per share. The $55 to $60 range satisfied Mr. Browne, Accordingly, Mr. Browne dropped his demand for a share price in the $75 to $80 range, and he and Harleysville focused their attention on the treatment of HMIC and its constituencies in a merger.

On April 27, 2011, the Harleysville Boards met and Mr. Browne described the conversations that had been had with Nationwide. Mr. Browne was authorized by the

Boards to continue negotiations with Nationwide and he was directed to focus the negotiations on Harleysville Mutual and its various constituencies, including policyholders, employees, agents, the communities in which Harleysville does business, the potential impact of a transaction on the Harleysville brand, and related issues. The Board members also directed that Mr. Browne and Credit Suisse identify other possible transaction candidates in order to perform a “market check.” Credit Suisse was asked to prepare a comprehensive analysis of the strategic alternatives available to Harleysville for presentation at the offsite Board strategy meeting to be held in June. (3)

On April 29, 2011, Mr. Browne called Mr. Rasmussen to recommend that members of Harleysville’s senior management meet with their Nationwide Mutual counterparts to discuss broader issues, particularly related to Harleysville Mutual and its constituencies.

On May 13, 2011, Mr. Kauffman, General Counsel of Harleysville, sent to Ms. Hatler, General Counsel of Nationwide, a list of questions that Harleysville wanted addressed in its upcoming meeting with Nationwide. These questions included:

1.               What is your strategic vision for Harleysville following a combination with Nationwide? Following a transaction, how could ownership by Nationwide bolster growth and profitability for Harleysville?

2.               Can you provide some specifics on your vision for the Harleysville organization? Will there be a separate senior management structure for Harleysville and what will be the reporting structure into Nationwide?

3.               Overall, what would be your plans for staffing levels in Harleysville, Pa.? Which current employees of Harleysville would you expect to retain and which would leave? What commitments would you be prepared to make in this regard?

(3)  The market check initiated by Credit Suisse resulted in the identification of two companies that Harleysville then pursued — Company A and Company B. For the history of the negotiations between Harleysville and Company B, see infra § II. D. 2. As for Company A, there were numerous discussions between Harleysville and Company A, but there is no issue in this case related to Company A. The Special Litigation Committee reviewed the discussions with Company A and is satisfied that a transaction with Company A was not feasible.

4.               What current functions at Harleysville would you expect to move either to Nationwide or to Allied?

5.               Following a combination, what would happen to the Harleysville brand? What brand would we use in our marketing? Would the Harleysville organization sell Harleysville policies or Nationwide policies, or both?

6.               What would the relationship be between Harleysville and Allied?

7.               What would be the geographic territory of Harleysville within the Nationwide organization? Will Harleysville’s branch locations be maintained and/or will there be some shifting between Harleysville and Allied?

8.               In your letter of March 30, 2011 it is noted that Harleysville can “tap into Allied’s personal lines model.” Can you elaborate on the features of the Allied’s personal lines model? Would you envision personal lines marketed through independent agents to use Allied’s brand, process, and management?

9.               In terms of financial and capital management, would the Harleysville insurance subsidiaries become members of a Nationwide pooling agreement or would those companies just reinsure 100% of their business to Nationwide Mutual Insurance Company?

10.         What would be your plan for converting Harleysville employees to Nationwide benefit plans as well as salary, retirement savings, short term bonus, and long term incentive compensation plans? Can you elaborate on the conceptual framework of your incentive plans - how they work, who participates and what are the typical targets as a % of base salary?

11.         What commitments would you be prepared to make regarding support of the local community in Harleysville, where we have been located since 1917? What about the community in Worcester, Massachusetts, the site of our second largest office where our history dates back to 1823?

12.         Harleysville has been a leading member of the PCI trade association, or its predecessor NAII, since 1945. Following a combination, would you envision Harleysville remaining a PCI member company?

On May 19, 2011, representatives of senior management of Harleysville and Nationwide Mutual met in Philadelphia, Pennsylvania. The participants at that meeting included the Chief Executive Officers, Chief Financial Officers, General Counsels and other senior members of the respective management teams. At this meeting Mr. Kauffman, General Counsel of Harleysville, asked if Nationwide was willing to pay for the shares of HGI owned by HMIC, in addition to the publicly-held shares. Ms. Hatler, General Counsel of Nationwide, responded that such a payment did not make sense. The consideration for the shares owned by HMIC would simply go into Harleysville Mutual’s surplus, which Nationwide would then get back after the mutual-mutual merger.  The transaction would be circular. And, there would be substantial adverse tax consequences. Nationwide stated it was interested in buying out HGI’s public shareholders, and then doing a mutual-mutual merger. There was no discussion of paying Harleysville Mutual’s policyholders.

On May 25, 2011, Credit Suisse spoke with Bank of America Merrill Lynch, investment bankers for Nationwide, and the Vice President of Mergers & Acquisitions of Nationwide Mutual. This conversation primarily related to the valuation of Harleysville Group.

In early June, in preparation for the Boards’ annual offsite strategic planning meetings in late June, Harleysville’s senior management prepared and provided Harleysville Group’s board of directors with non-public financial forecasts for Harleysville Group for the years ending December 31, 2011, 2012 and 2013, respectively, in connection with its consideration of strategic alternatives.

Later in June 2011, the Boards met for two days of annual offsite strategic planning meetings.  During those meetings, representatives of Credit Suisse made a presentation to the Boards regarding possible strategic alternatives for Harleysville. Specifically, the Credit Suisse presentation covered the following alternatives:

1.               Standalone: maintaining the current structure and pursuing the existing business plan;

1a.         Standalone with acquisitions: making an acquisition within the existing structure;

2.               Demutualization: modification of the existing structure through a demutualization subscription rights offering and possible subsequent transactions; and

3.               Sale or merger transaction: sale of the enterprise/merger with a partner.

Following this presentation, the Boards engaged in a discussion of the various alternatives, evaluating execution considerations and the financial consequences associated with each of them.  Credit Suisse also reviewed with the Boards the current economic environment and merger and acquisition activity within the insurance industry, and also summarized the indication of interest that had been received from Nationwide Mutual and its financial impact on Harleysville. Credit Suisse also provided background information on Nationwide Mutual, Company A, and Company B. Finally, Credit Suisse presented to the Boards a list of companies, which included Company A and Company B, capable of doing a transaction with Harleysville similar to the transaction being proposed by Nationwide Mutual.  Later, Credit Suisse indicated that it was not aware of any other company, other than Nationwide Mutual, Company A or Company B, that would be reasonably likely to be capable of (from financial or structural viewpoints) and interested in effecting a transaction with Harleysville similar to the one proposed by Nationwide Mutual.

During those meetings, Ballard Spahr LLP made a presentation to the HMIC and HGI Boards on their respective fiduciary duties under Pennsylvania and Delaware law. Each of the Boards discussed its obligations and ability to consider the impact of its decisions on various constituencies. The Boards also reviewed with Ballard Spahr LLP the procedures for responding to and considering acquisition proposals.  Ballard Spahr also told the Boards that it would be advisable, but not required, for each board to appoint a subcommittee of the Board consisting of its members who did not serve on the other Harleysville board, to evaluate proposals separately for the Board on which he/she was a member.

On July 14, 2011, Mr. Browne met with Mr. Rasmussen in Columbus, Ohio to discuss issues relating to policyholders, employees, community, agents and the Harleysville brand, as well as the potential merger consideration for the publicly-held Harleysville Group shares. Mr. Browne’s agenda for that meeting was as follows:

Will Nationwide Mutual Insurance Company be willing to make the following commitments in the definitive agreement?

1)  In general, no major operational changes involving marketing and underwriting in the Northeast and Mid-Atlantic regions for 2 years, i.e., management, office locations, systems, market approach, etc.

2)  Maintain employment at current or higher levels in Harleysville, Pa. and Worcester, Ma. - our two largest locations - for a period of 2 years.

3)  Maintain use of the Harleysville name and related branding in the Northeast and Mid-Atlantic regions for a period of 5 years.

4)  Provide employees with substantially similar or better fringe benefits in comparison to that provided by Harleysville.

5)  Make target bonus payments for 2011 to all employees within 60 days from the close of the transaction. - the approximate cost is $10 million.

Note: There will also be a need to grant retention awards to selected key employees.

6)  Maintain or improve dollar level commitment to local community charities, which currently runs about $300,000 annually. In addition, continue to support employee involvement in charitable activities.

7)  If cost effective, maintain PCI membership.

8)  Board seat(s).

Mr. Rasmussen reaffirmed Nationwide Mutual’s strong interest in effecting the proposed transactions with Harleysville, and agreed that after Nationwide Mutual’s board meeting scheduled for August 8, Mr. Rasmussen would send to Mr. Browne a revised written indication of interest outlining Nationwide Mutual’s proposal.

On August 5, 2011, at the regularly scheduled meeting of the Harleysville Boards, the directors discussed whether, depending on the ultimate structure of a transaction with Nationwide Mutual, it would be advisable for each of the Boards to have its own separate advisors and for each to form a special transaction committee composed of non-employee directors who served only on the Board of Harleysville Mutual or on the Board of Harleysville Group, but not both.  Based on such discussion, each Board authorized the formation of a special committee. Harleysville Mutual’s Board determined that its special transaction committee would consist of Mr. DeBenedictis and Mr. Lapeyrouse, and Harleysville Group’s Board determined that its special committee would consist of Ms. Austell and Ms. Graddick-Weir. Harleysville Group’s Board determined that, when it became advisable for it to retain separate counsel, it would seek to engage Fox Rothschild LLP as its legal counsel. Harleysville Mutual’s Board determined that, when it became advisable for it to retain separate counsel, it would seek to engage Ballard Spahr LLP as its legal counsel. Finally, because of the prior relationship between Harleysville and Credit Suisse, the Boards also agreed that it might become advisable to retain one or more additional financial advisors to advise Harleysville Mutual and Harleysville Group separately.

Following a Nationwide Mutual board meeting on August 8, 2011, by letter dated August 9, 2011, Mr. Rasmussen wrote to Mr. Browne to reiterate Nationwide Mutual’s interest in merging with Harleysville, subject to satisfactory completion of due diligence and entry into an exclusivity agreement. Mr. Rasmussen stated in the letter that Nationwide was prepared to offer $60 per share to the public shareholders of Harleysville Group and to continue the Harleysville operation and organization, including employees, the Harleysville headquarters and Worcester, Massachusetts office (for New England) and the Harleysville brand name for a minimum of two years.

On August 15, 2011, Harleysville and Nationwide Mutual entered into an exclusivity agreement pursuant to which Harleysville agreed that it would not initiate, encourage, solicit or enter into any competing transaction, engage in any discussions or negotiations with respect to any competing transaction, furnish or exchange any information to or with any person or entity in connection with a competing transaction, or take any action to facilitate, enhance or recommend a competing transaction. The period of exclusivity was the earlier of 30 days from the date of the exclusivity agreement or the date on which the parties entered into a definitive agreement.

Because of the prior relationship between Harleysville and Credit Suisse, in addition to continuing to be advised by Credit Suisse, Harleysville Mutual’s Board determined to retain the investment banking firm of Griffin Financial Group LLC (“Griffin”), as an additional financial advisor to advise Harleysville Mutual’s Board with respect to the proposed merger, including, if requested by Harleysville Mutual’s Board, to provide a fairness opinion with respect to the Merger, as well as to assist Harleysville Mutual in performing a due diligence review of Nationwide Mutual. Griffin was retained on September 6, 2011. On September 9, 2011, the law firm of Stevens & Lee was engaged to advise Harleysville Mutual’s Board and provided an opinion to Harleysville

Mutual’s Board with respect to its fiduciary duties under Pennsylvania law. Griffin is an affiliate of the law firm of Stevens & Lee.

On September 8, 2011, the initial 30-day period of exclusivity pursuant to the exclusivity agreement entered into by Harleysville and Nationwide Mutual on August 15, 2011 was extended for an additional seven day period until September 21, 2011.

On September 9, 2011, Harleysville received from Nationwide Mutual a draft merger agreement providing for the Mergers. The merger agreement provided for the merger of HMIC with and into Nationwide Mutual with Nationwide Mutual continuing as the surviving entity. Immediately thereafter, Nationals Sub., Inc., a Delaware corporation and wholly owned subsidiary of Nationwide Mutual, would merge into HGI, with HGI surviving the merger as a wholly owned subsidiary of Nationwide Mutual. Harleysville was also presented with a draft voting agreement between Harleysville Mutual and Nationwide Mutual that would require Harleysville Mutual to vote its shares of Harleysville Group in favor of the Merger.

On September 13 and 14, 2011, the management teams of both Harleysville and Nationwide Mutual met for the purpose of conducting comprehensive management due diligence on Harleysville. These meetings involved presentations by Harleysville with respect to the following areas: finance, information technology, investments, actuarial, business overview, claims, tax, and legal.

On September 15, 2011, the exclusivity agreement, dated August 15, 2011, between Harleysville and Nationwide Mutual was amended to extend the initial exclusivity period through October 7, 2011.

On September 16, 2011, Mr. Rasmussen called Mr. Browne to confirm that, following the completion of its due diligence, and subject to negotiation of a mutually acceptable merger agreement, Nationwide Mutual would agree to the commitments to community, employees and related matters that had been previously discussed between the parties, and pay $60 per share for the shares of Harleysville Group held by the public stockholders.

Because of the prior relationship between Harleysville and Credit Suisse, in addition to continuing to be advised by Credit Suisse, Harleysville Group’s Board of Directors determined to retain a nationally recognized investment banking firm with substantial experience in the valuation of insurance companies in connection with mergers and acquisitions. On September 22, 2011, Harleysville Group selected Keefe, Bruyette & Woods (“KBW”) to provide an opinion to Harleysville Group’s Board of Directors as to the fairness of the consideration to be paid to Harleysville Group’s public stockholders in the Group Merger.

On September 23, 2011, Bloomberg Businessweek published a story that Nationwide was in talks to buy Harleysville. The article said that “the companies may be days away from signing a deal.” This was the first public statement concerning the merger discussions, and caused substantial concern to Harleysville’s independent agents and employees. This “leak,” as a practical matter, required that the negotiations between Harleysville and Nationwide be promptly concluded.

On September 26, 2011, the Special Transaction Committee (“STC”) of Harleysville Mutual’s Board met.  Representatives of Ballard Spahr LLP and Griffin participated in the meeting. Harleysville’s General Counsel participated for a portion of the meeting. The STC members reviewed and adopted a committee charter which provided for them to review potential transactions and make a recommendation to Harleysville Mutual’s full Board. Griffin explained that it had been retained to advise Harleysville Mutual’s Board in connection with the Merger, including, if requested, to provide a fairness opinion with respect to the Merger.  Griffin indicated that, if requested, it would issue a fairness opinion with respect to the Merger, and that based on the analysis and due diligence it had performed to date, it expected to be in a position to do so if requested.

The STC discussed with Ballard Spahr LLP its fiduciary duties under Pennsylvania law and was advised that Stevens & Lee had been retained to advise Harleysville Mutual’s Board with respect to those duties and to deliver to Harleysville Mutual’s Board an opinion concerning the fiduciary duties of Harleysville Mutual’s Board of Directors under Pennsylvania law. The STC also discussed with Griffin the treatment of policyholders in the Merger. Griffin explained that the membership rights that the Harleysville Mutual policyholders would have as Nationwide Mutual policyholders would be comparable to or better than the membership rights that they then enjoyed as the members of Harleysville Mutual, and that they would hold those rights in a combined company that Griffin believed would be significantly stronger. For example, Griffin explained, the policyholders would as a result of the Merger become policyholders of a mutual insurance company with an A.M. Best rating of A+, a significantly greater surplus, enhanced claims paying ability, additional lines of business, a broader array of products and services, greater geographic diversity, improved competitive pricing, and a broadened agency force as contrasted with

Harleysville on a stand alone basis.  The STC also discussed with Griffin the terms generally found in mergers between mutual insurance companies. Griffin advised the STC that in such mergers policyholders typically receive neither a dividend nor any other special payment.

Also on September 26, 2011, Mr. Browne, the Chief Financial Officer, and the General Counsel of Harleysville met informally with the Pennsylvania Insurance Department (the “Department”), along with Mr. Rasmussen, the Chief Financial Officer, and the General Counsel of Nationwide Mutual.  They explained the nature, structure and terms of the potential transactions between Harleysville and Nationwide Mutual.

On September 27, 2011, the Boards held a joint meeting to receive an update on the status of the draft merger agreement and the draft voting agreement, and on the negotiations with respect to them. Credit Suisse then made a presentation to the Boards that included a description of the strategic alternatives previously considered by the Boards (including the sale of Harleysville to financial or strategic buyers, acquisitions of other insurance companies, a demutualization, a restructuring, and pooling arrangements).  Credit Suisse reviewed all of the potential bidders that had been contacted (Nationwide, Company A and Company B) and the terms proposed or discussed by each such company. Credit Suisse, together with members of Harleysville management, also described the advantages and disadvantages and the risks associated with a transaction with each of the companies.

Credit Suisse then described the terms of the proposed Nationwide Mutual transaction, including the provisions of the draft merger agreement related to employees,

the community, senior officers, and charitable giving.  Credit Suisse also reviewed its financial analyses, and noted that these analyses reflected that Nationwide Mutual would pay a significant premium to the Harleysville Group public stockholders. Credit Suisse then reviewed the financial implications of the Merger for Harleysville Mutual, noting Nationwide Mutual’s strong A.M. Best rating of A+ (compared to an A rating for Company B), diversity of product offerings and significant surplus.

Following the presentation by Credit Suisse, Fox Rothschild LLP, independent counsel for HGI, and Ballard Spahr LLP presented to the Boards the principal terms of the draft merger agreement and the draft voting agreement, including the representations and warranties to be made by each of the parties, and the importance of the representations made by Nationwide Mutual in the draft merger agreement. They also described the covenants in the draft merger agreement, including Harleysville Mutual’s covenants relating to non-solicitation of alternative transactions, as well as Nationwide Mutual’s commitments with respect to employees and maintaining a presence in Harleysville, Pennsylvania.  They also identified the most significant conditions to closing. Finally, they discussed the procedures for termination of the merger agreement and noted that Harleysville Group’s Board would have the right to terminate the Group Merger under certain circumstances in the event of receipt of a superior proposal (referred to as a “fiduciary out”). In addition, they noted that in certain circumstances, Harleysville Group could be required to pay to Nationwide Mutual a termination fee of $29,588,535 plus reimbursement of expenses. They noted that this termination fee had been significantly reduced from Nationwide Mutual’s original merger agreement proposal.

HMIC had requested a similar “fiduciary out” provision in the mutual-to-mutual portion of the merger transaction. However, Nationwide would not agree to such a provision, citing that it would be virtually impossible to define a “superior proposal” on the mutual side of the merger. The parties negotiated this point, and when Nationwide made clear that Harleysville Mutual’s insisting on the inclusion of a fiduciary out would jeopardize the entire merger, HMIC agreed to proceed without the provision.

Following the joint meeting of the Boards, Harleysville Group’s Board met separately with representatives of KBW and Fox Rothschild LLP.  Representatives of Credit Suisse also attended that meeting.

Also, following the joint meeting of the Boards and the separate meeting of Harleysville Group’s Board, Harleysville Mutual’s Board met separately with representatives of Griffin, Stevens & Lee and Ballard Spahr LLP.  Representatives of Credit Suisse also attended that meeting. Griffin discussed its view of the Merger and its consequences for the various Harleysville Mutual constituencies, and stated that, when requested, it was prepared to provide an opinion to Harleysville Mutual’s Board as to the fairness of the Merger.

Griffin reviewed with Harleysville Mutual’s Board the impact of the Merger on the Harleysville Mutual constituencies and made the following observations:

•                                          With respect to policyholders as creditors, Griffin noted that Nationwide Mutual was an A+ rated company by A. M. Best, had a higher surplus than Harleysville, redundant reserves, strong liquidity and the prospect for stronger surplus generation and better capital market access than Harleysville would have as a standalone entity.

•                                          With respect to policyholders as members, Griffin noted that Nationwide Mutual had the prospect for stronger surplus generation than Harleysville would have as a standalone entity, that its members have governance rights with respect to Nationwide Mutual that are comparable to the rights that Harleysville Mutual’s members hold with respect to Harleysville Mutual, that its members enjoy a right to a distribution of surplus under Ohio law in the event of demutualization, compared to a stock subscription right as provided under Pennsylvania law, and that its members have more favorable rights upon a solvent liquidation of Nationwide Mutual than would the members of Harleysville Mutual upon a solvent liquidation of Harleysville Mutual.

•                                          With respect to management, board and employees, Griffin noted that Nationwide Mutual had made a commitment to provide continued employment and the provision of strong employee benefit packages to Harleysville employees, and to provide all employees and directors with outstanding equity awards with the opportunity to receive cash payments for such equity awards, including those held by members of the Boards and senior management.

•                                          With respect to the community, Griffin noted that Nationwide Mutual had made a commitment to maintain certain employment and charitable giving levels.

•                                          With respect to agents, Griffin noted that Nationwide Mutual was an A+ rated company by A. M. Best, with a more extensive product suite than Harleysville, that should benefit Harleysville’s agents.

In addition, Griffin discussed with Harleysville Mutual’s Board various alternative transactions and the advantages and disadvantages of each.  In particular, Griffin compared the proposal made by Company B to the Nationwide Mutual proposal.

Following the Griffin presentation, Harleysville Mutual’s Board next received a presentation from Stevens & Lee with respect to directors’ fiduciary duties under Pennsylvania law. Stevens & Lee noted that, under Pennsylvania law, a director’s duty is to the corporation only, and not to any particular constituency of the corporation, including policyholders. Stevens & Lee noted that the interests of Harleysville Mutual’s various constituencies may be considered, but that there was no duty to prioritize the interest of any specific constituency and no constituency was dominant. Stevens & Lee indicated that it was prepared to render an opinion to the foregoing effect when requested.

Following the presentation on fiduciary duty, Stevens & Lee made a presentation with respect to the due diligence performed on Nationwide Mutual, advising the Harleysville Mutual’s Board that nothing came to its attention to suggest any concern regarding Nationwide Mutual.

Also on September 28, 2011, the Special Transaction Committee of Harleysville Mutual’s Board met to review the final terms of the draft merger agreement.  Also in attendance were representatives of Credit Suisse, Ballard Spahr LLP, Stevens & Lee and Griffin. The STC members discussed certain of the key provisions of the draft merger agreement, including the covenants relating to retention of employees and maintenance of the Harleysville presence in Pennsylvania and the commitment to the Harleysville community. The STC also considered the proposed retention packages for executives. Representatives of Griffin confirmed that Griffin was prepared to provide a fairness opinion on the Merger and representatives of Stevens & Lee indicated that they were prepared to provide an opinion that Harleysville Mutual’s Board would have discharged its fiduciary duties to Harleysville Mutual if it approved the Merger.  After further discussion, the Special Transaction Committee determined to make a favorable recommendation to Harleysville Mutual’s full Board with respect to the Merger.

Harleysville Mutual’s Board then commenced a meeting.  Griffin delivered its fairness opinion, and Stevens & Lee delivered its legal opinion regarding the discharge of fiduciary duties of the Harleysville Mutual Board. Ballard Spahr LLP indicated that it concurred with the Stevens & Lee opinion with respect to fiduciary duties, stating further that, “the Board of Directors of HMIC stands in a fiduciary relationship to the corporation and has no separate duty to policyholders or any other constituency in connection with the Merger.”

The STC of the Harleysville Mutual Board recommended to the Harleysville Mutual Board that it approve the Merger. Following discussion, the Board of Harleysville Mutual approved (with Mr. Browne abstaining) the Merger, including approving and adopting the merger agreement and the voting agreement, and resolved to recommend to its policyholders that they approve the Merger.

On the evening of September 28, 2011, the parties executed the Merger Agreement and the Voting Agreement, and issued a joint press release on September 29, 2011.

2.             Company B

In early June, in accordance with the April 27, 2011 authorizations of the Boards to determine whether there were other third parties capable of consummating a transaction with Harleysville, Mr. Browne called the Chief Executive Officer of Company B, and they subsequently met on June 10, 2011.

On June 29, 2011 at the off-site Board Meeting, Mr. Browne reviewed with the members of the Boards the status of discussions and meetings with each of Nationwide Mutual, Company A, and Company B.

On July 5, 2011, Harleysville and Company B entered into confidentiality agreements.  On that day, Mr. Browne met with the Chairman of the Board, the Chief Executive Officer and another senior executive of Company B. At that meeting, the parties discussed potential synergies between the companies and certain other factors relating to a potential transaction. In addition, the representatives of Company B described their views as to how Harleysville would fit into the Company B structure. They also discussed the potential reduction in the number of states in which Harleysville would write business following the closing of the transaction, as well as the potential reduction in the number of employees at Harleysville’s headquarters. Later in July, Company B requested that Harleysville provide certain due diligence documentation, and Harleysville did so.

On July 12, 2011, a senior executive officer of Company B sent a letter to Mr. Browne requesting additional due diligence information concerning Harleysville.

On July 19, 2011, by telephone, Mr. Browne briefly discussed with the Chief Executive Officer of Company B the various structural alternatives.  Following this conversation, Harleysville received from Company B materials that described a number of proposed structures for a potential transaction. Company B’s timelines, depending on the form of the restructuring, were from 6 to 9 months to 17 to 20 months. Harleysville believed that from the time required was actually between nine months and 24 months, and that there was a risk as to outcome.

A telephone conference call took place on July 26, 2011 among certain Harleysville senior executives with representatives of Company B. Ballard Spahr LLP also participated in that conference call. The purpose of the call was to discuss the structural alternatives proposed by Company B following the telephone call of July 19, 2011 between Mr. Browne and the Chief Executive Officer of Company B. The participants discussed the structural impediments and significant time periods which would be required to consummate a transaction with Company B. At the conclusion of the meeting, the parties agreed that Ballard Spahr LLP would prepare a memorandum outlining an alternative structure for a transaction that had been presented on the call.

On August 2, 2011, Harleysville provided Company B with material related to the alternative structure for a transaction with Company B, as discussed on July 26, 2011.

On August 4, 2011, in response to a request from Company B for “pricing guidance,” Credit Suisse spoke with representatives of Company B.  They discussed Harleysville’s expectations for the per share consideration payable to Harleysville Group’s public stockholders in a merger transaction with Company B, and Credit Suisse indicated that, in light of alternative proposals that Harleysville expected to receive, this per share price should “start with a six.” They also discussed the synergies that Company B could expect to realize from a transaction with Harleysville. The representatives of Company B indicated that the ability to realize substantial synergies would be an important element of any transaction between Company B and Harleysville, and that they expected that an important component of these synergies would be cost reductions, including reductions in the number of employees at Harleysville’s headquarters and a reduction in the number of states in which Harleysville writes business.

On August 5, 2011, the same representatives of Company B called Credit Suisse. On this call, the representatives of Company B said that Company B would not be prepared to pay anything close to a per share price of $60 to Harleysville Group’s public stockholders, and, instead, contemplated a per share price that would reflect a premium of approximately 50% over the then-current trading price of the Harleysville Group shares (which would imply a per share price of approximately $45).  The representatives of Company B also said that Company B would be prepared to pay some amount to Harleysville Mutual’s policyholders. At the end of the call, Credit Suisse said that they would report Company B’s position to the Boards, but doubted that Harleysville would be prepared to engage in further discussions with Company B on the basis described by Company B’s representatives, in part because of the lack of interest on the part of Harleysville in pursuing a demutualization or other conversion transaction as presented by Company B.

Also on August 5, 2011, at their regular meeting, the Boards discussed the status of negotiations with Nationwide Mutual, Company A, and Company B. Company A had already stated that is was not interested in a transaction with Harleysville. The Boards were advised of Credit Suisse’s conversations with the representatives of Company B.  After discussion, the Boards concluded that, based on those conversations, Company B did not appear to be interested in pursuing a transaction on terms that would be acceptable to the Boards.

For whatever reason, on August 26, 2011, the Chief Executive Officer of Company B sent a letter to Mr. Browne. The letter outlined what the Company B Chief Executive Officer described as his initial thoughts.  These included a buy out of the public stockholders of Harleysville Group at a significant premium; assumption by Company B of all obligations under any Harleysville change in control or other similar compensation arrangements; conversion of Harleysville Mutual from a mutual company to a stock insurance company and, at the discretion of Harleysville Mutual’s Board, either (1) a payment by Company B to Harleysville Mutual members of an amount in cash in return for terminating their member rights or (2) providing Harleysville Mutual’s members with a special dividend and member rights in Company B’s mutual holding company; establishment of a significant transition and retention compensation program for members of Harleysville’s management team; the provision by Company B of a market to provide management of Harleysville with the opportunity to monetize equity received in the conversion; maintenance, during an integration period, of compensation and benefits for Harleysville employees substantially comparable to those currently enjoyed and in the future consistent with employees of Company B; no financing contingency and flexibility as to the timing and sequencing of the affiliation, buyout and conversion; maintenance of a real presence in Pennsylvania and in any other significant Harleysville locations; and establishment of a charitable foundation, “The Harleysville Mutual Foundation,” to further support and enhance the surrounding communities.

By letter dated August 30, 2011, Mr. Browne responded to Company B’s Chief Executive Officer that Harleysville was not in a position at that time to have further discussions with Company B or its advisors because it had entered an exclusivity agreement with another company.  He further indicated that Harleysville believed that discussions between Harleysville and Company B had terminated in early August.

By letter dated September 1, 2011, Company B’s Chief Executive Officer acknowledged receipt of Mr. Browne’s letter of August 30, 2011.  Company B’s Chief Executive Officer’s letter provided further detail as to why the approach outlined in his August 26 letter would have fairly compensated all important Harleysville constituencies, including that Company B would:

•                       affiliate with Harleysville Mutual and buy out the public stockholders of Harleysville Group for a price of $42 per share;

•                       convert Harleysville Mutual to a stock insurance company and provide Harleysville Mutual members with a special dividend of $250  million (approximately $1,244  per policy based on the approximately 201,000 policies of Harleysville Mutual as of November 23, 2011), coupled with member rights in Company B’s holding company;

•                       be flexible as to the timing and sequencing of the affiliation, buyout and conversion transactions;

•                       offer Mr.  Browne and Harleysville’s senior management a transition and retention compensation program with a value of approximately $25 million;

•                       maintain Harleysville operations as a strong brand within Company B’s regional companies group;

•                       maintain a real presence within Pennsylvania and in other significant Harleysville locations; and

•                       establish “The Harleysville Mutual Foundation” with initial funding of $5 million to support and enhance the surrounding communities.

The letter went on to state that the aggregate consideration proposed by Company B and payable to Harleysville Group’s public stockholders and Harleysville Mutual’s members would exceed $800 million, which would surpass the consideration to be paid to Harleysville Group’s public stockholders pursuant to the other proposal, assuming a per share price of $60, by approximately $50 million.

By letter dated September 23, 2011, Company B’s Chief Executive Officer reiterated Company B’s willingness to proceed with a transaction on the terms outlined in his letter dated September 1, 2011. In the September 23rd letter, he again proposed to pay $42 per share for Harleysville Group’s publicly traded shares and a special dividend of $250 million to Harleysville Mutual’s policyholders, coupled with members’ rights in Company B’s mutual holding company. The letter also expressed a willingness to discuss alternative structures and approaches.

At the meeting of the Harleysville Boards on September 27, 2011, when they met to receive an update on the status of the negotiations with Nationwide, Credit Suisse noted in its presentation to the Boards that Company B had declined to submit a formal proposal in early August when invited to do so, that Company B would be unable to effect a mutual merger because of its structure, that Company B’s proposal was subject to the completion of a due diligence review of Harleysville, and that a transaction with

Company B could take significantly longer to complete than the transaction with Nationwide Mutual. Credit Suisse also noted that Company B had not proposed specific protections for Harleysville employees and the Harleysville brand similar to those being proposed by Nationwide Mutual, and had discussed limiting the number of states in which Harleysville would write policies.  Mr. Browne pointed out that, based on the various discussions that had occurred with Company B, it appeared that a transaction with Company B, which was not as highly rated as Nationwide, would involve reductions in employment at Harleysville, reduction in the number of states in which Harleysville would write business, overlapping geographic regions and disruptions in the independent agency force.

On September 28, 2011, Harleysville and Nationwide executed the Merger Agreement and the Voting Agreement. On September 30, 2011, following the public announcement of the Harleysville and Nationwide merger, A.M. Best placed HMIC and its subsidiaries under review with positive implications.

E.             The Demand Letters And Lawsuits

After the announcement of the proposed merger, HMIC received five letters on behalf of purported policyholders objecting to the Merger.  Five lawsuits were filed against HMIC brought by purported policyholders challenging the proposed transaction.

In particular, on November 16, 2011, HMIC received a letter from lawyers representing Roger Brown, a purported policyholder/member of Harleysville Mutual. The letter demanded that the Harleysville Mutual Board of Directors take appropriate action to correct alleged breaches of fiduciary duties by the directors of Harleysville Mutual which he claimed caused harm to Harleysville Mutual in connection with the Merger (the “Brown Demand”).

Among the actions sought by the Brown Demand were terminating the Merger Agreement, analyzing other merger or demutualization options that may be available to Harleysville Mutual, forming a committee of three new directors to oversee a potential change of control or other strategic alternative, and taking such other action as may be deemed in the best interest of the policyholders.

On December 5, 2011, Mr. Brown filed suit against the directors of Harleysville Mutual, Harleysville Group, Nationwide Mutual and Nationals Sub, Inc. in the Court of Common Pleas of Montgomery County, Pennsylvania.  The complaint asserted one derivative claim on behalf of Harleysville Mutual against the directors for breach of fiduciary duty and two putative class claims on behalf of the policyholders/members of Harleysville Mutual.  The complaint generally alleged, among other things, that the director defendants breached their fiduciary duties by entering into the Merger Agreement because of conflicts of interest. It asserted that the non-director defendants, including Nationwide Mutual, aided and abetted those breaches of fiduciary duty by the directors. Mr. Brown later dismissed this suit voluntarily.

On November 22, 2011, another purported policyholder/member of Harleysville Mutual, OCL Corporation (“OCL”), filed a complaint in the Court of Common Pleas of Philadelphia County.  The next day, OCL’s counsel sent a letter to Harleysville Mutual’s Board of Directors demanding that Harleysville Mutual take suitable corrective measures or other action with respect to the allegedly wrongful acts described in the OCL complaint (the “OCL Demand”). The complaint filed by OCL asserted one derivative claim on behalf of Harleysville Mutual, alleging that the directors of Harleysville Mutual breached their fiduciary duties in entering into the

Merger Agreement. The OCL complaint also asserted putative class action claims on behalf of all policyholders of Harleysville Mutual asserting that the directors breached their fiduciary duties to the policyholders, that the Merger transaction was fundamentally unfair, and asking that the Court impose a constructive trust on all of the Group Merger consideration to be paid by Nationwide Mutual to the stockholders of Harleysville Group so that the money could be distributed to the policyholders of Harleysville Mutual.

On December 1, 2011, Harleysville Mutual received another letter on behalf of a separate putative policyholder of Harleysville Mutual, Andrew Tignanelli, demanding that Harleysville Mutual take appropriate action to correct alleged breaches of fiduciary duty by the directors of Harleysville Mutual in connection with the Merger (the “Tignanelli Demand”). The Tignanelli Demand mirrored the Brown Demand described above.  On December 16, 2011, Mr. Tignanelli filed a complaint in the Court of Common Pleas of Philadelphia County, which was similar to the complaint filed by Mr. Brown on December 5, 2011, described above. In addition to seeking injunctive and other equitable relief as in the Brown case, plaintiff Tignanelli included a count for declaratory relief seeking a declaration that the Harleysville Mutual Special Litigation Committee is unable to fulfill its mandate or otherwise protect the interests of Harleysville Mutual.

On December 6, 2011, without making any demand, another purported policyholder of Harleysville Mutual, 34 Butler Real Estate, LLC (“34 Butler”), filed another complaint in the Court of Common Pleas of Philadelphia County against the directors of Harleysville Mutual, Harleysville Mutual itself, Harleysville Group and

Nationwide Mutual.  The 34 Butler complaint contains the same allegations that the Harleysville Mutual Board of Directors breached their fiduciary duties in connection with the Merger and asserts several putative class action claims, including a request to enjoin the Merger, a claim for unjust enrichment, breach of duty, aiding and abetting a breach of duty and a request for a constructive trust. On December 7, 2011, 34 Butler’s counsel sent a letter to HMIC’s Board of Directors demanding that the Board terminate or rescind the proposed merger agreement with Nationwide, and commence legal action for breach of fiduciary duty and aiding and abetting breach of fiduciary duty.

On December 30, 2011, another purported policyholder/member of Harleysville Mutual, Nancy L. Goldstein, filed a complaint in the Court of Common Pleas of Philadelphia County.  On January 19, 2012, Goldstein’s counsel sent a letter to Harleysville Mutual’s Board of Directors demanding that Harleysville Mutual take suitable corrective measures or other action with respect to the allegedly wrongful acts described in the Goldstein complaint (the “Goldstein Demand”). The complaint filed by Goldstein asserted one derivative claim on behalf of Harleysville Mutual, alleging that the directors of Harleysville Mutual breached their fiduciary duties in entering into the Merger Agreement.  The Goldstein complaint also asserted putative class action claims on behalf of all policyholders of Harleysville Mutual asserting that the Merger transaction was fundamentally unfair, and asking that the Court impose a constructive trust on all of the Group Merger consideration to be paid by Nationwide Mutual to the stockholders of Harleysville Group so that the money could be distributed to the policyholders of Harleysville Mutual.

On January 30, 2012, plaintiffs filed in that Court a Consolidated Amended Complaint (“CAC”) before the Court of Common Pleas of Philadelphia County. As a result, the SLC has focused its analysis herein on the claims set forth in the CAC.

F.                   The Special Litigation Committee And Its Investigation

The Board of Directors of HMIC established the SLC by Resolution dated December 2, 2011.  The Resolution provided that the SLC would consist of two new Board members “when they are appointed.” The Resolution further provides as follows:

The Special Litigation Committee will have the authority and responsibility to investigate all of the allegations contained in the demands made upon the board by Roger Brown and OCL Corporation and any other derivative demands, including the taking of any action it deems appropriate in response to those allegations, which actions may include, but not be limited to, commencing litigation to pursue any meritorious claims, declining to commence litigation or dismissing any litigation brought on behalf of the Company that may be pending prior to the conclusion of its investigation. The committee shall have full authority to engage counsel and such other advisors as it shall determinate [sic] its sole discretion, at the expense of the Company, to assist and advise it in connection with the investigation of the demands.

The December 2 Resolution did not appoint new members, but rather noted that the two new board members would constitute the SLC when they were appointed.

By further Resolution on December 22, 2011, the Board of Directors of HMIC expanded the SLC to three members, and appointed the three new directors who were to constitute the SLC. These new directors, Robert J. Ciaruffoli, William L. Stulginsky and Donald T. Bliss, constitute the SLC.  Biographies for these new directors are attached hereto.  See Exhibit A.  The December 22, 2011 Resolution contained the identical statement as to the scope of the charge, or delegation, to the SLC that was contained in the December 2, 2011 Resolution.

On December 27, 2011, the SLC retained the law firm of Bazelon Less & Feldman, P.C. to serve as its independent counsel. On January 23, 2012, the SLC retained John G. Harkins, Jr. of Harkins Cunningham LLP as additional counsel to the SLC.

In furtherance of its mandate, the SLC and/or its counsel have reviewed, inter alia, the CAC and the documents described in the opening paragraph of this report. The index of the documents obtained from HMIC is attached hereto as Exhibit B. They have also reviewed A.M. Best reports for Harleysville dating back to 2001. In addition, the SLC has engaged FBR Capital Markets & Co. (“FBR”) to advise it in connection with financial issues raised by the proposed merger and the CAC, and the SLC has reviewed the Report by FRB and discussed the Report with FBR. The Report by FBR is attached hereto as Exhibit C and a description of FBR’s Team is attached as Exhibit D. Finally, the SLC has conducted the following interviews(4):

•                  January 11, 2012,  David A.  DeNunzio and Jeffrey Lebovitz, Credit Suisse.

•                  January 11, 2012, Jeffrey P.  Waldron, Griffin Financial.

•                  January 19, 2012,  Arthur E.  Chandler, Chief Financial Officer, Harleysville.

•                  January 19, 2012,  Michael Browne, Chief Executive Officer, Harleysville.

•                  January 26, 2012, Charles J.  Bloom, Stevens & Lee, Counsel for HMIC.

•                  January 27, 2012, William W.  Scranton, Chairman of the Board, Harleysville.

•                  January 27, 2012, Robert A.  Kauffman, General Counsel, Harleysville.

(4) HGI hired KBW, an investment banking firm, to provide a fairness opinion on the consideration to be paid by Nationwide to HGI’s public shareholders. Although invited, KBW declined to be interviewed by the SLC.

•                  January 30, 2012, Counsel for Plaintiffs: Lee D.  Rudy, Elizabeth M. McGeever, Mark R.  Rosen and Jason B. Adkins.

•                  February 1, 2012, Nicholas DeBenedictis, Member of HMIC Board and HMIC Special Transaction Committee.

•                  February 6, 2012, Barbara A.  Austell, Member of HGI Board and HGI Special Transaction Committee.

•                  February 6, 2012, Mirian M.  Graddick-Weir,  Member of HGI Board and HGI Special Transaction Committee.

•                  February 8, 2012, Arthur E.  Chandler, Chief Fianancial Officer, Harleysville

•                  February 8, 2012,  Michael Lapeyrouse,  Member of HMIC Board and HMIC Special Transaction Committee.

•                  February 9, 2012,  Justin Klein and Mary Mullany, Ballard Spahr, Counsel to Harleysville.

•                  February 17, 2012,  Stephen Rasmussen, Chief Executive Officer, Nationwide, and Mark Thresher, Chief Financial Officer, Nationwide.

•                  February 22, 2011, Michael Browne, Chief Executive Officer, Harleysville.

•                  February 22, 2011, Justin Klein and Mary Mullany, Ballard Spahr, Counsel to Harleysville.

•                  February 24, 2011, David A.  DeNunzio and Jeffrey Lebovitz, Credit Suisse.

All three members of the SLC participated in almost every interview. Representatives of FBR participated in the second interview of Arthur Chandler, the interview of Stephen Rasmussen and the second interview of David DeNunzio and Jeffrey Leibovitz. The SLC also met on numerous other occasions to address the task before it.

III.                                 APPLICABLE LEGAL STANDARDS

A.                          Role And Purpose Of The Special Litigation Committee

The role of the Special Litigation Committee (“SLC”) of HMIC is defined by (1) the Resolutions of the HMIC Board of Directors, dated December 2, 2011 and December 22, 2011, respectively, and (2) the case of Cuker v. Mikalauskas, 692 A.2d 1049 (Pa. 1997), in which the Supreme Court of Pennsylvania adopted Sections 7.02 -7.10 and 7.13 of the American Law Institute Principles of Corporate Governance: Analysis and Recommendations (hereinafter, “ALI Principles”). These are the guiding documents for the SLC.

Accordingly, the SLC’s role was to (1) investigate the derivative claims which have been brought by policyholders of HMIC concerning the two planned mergers involving Harleysville and Nationwide entities, and (2) take any action which it deems appropriate with respect to those derivative claims.

1.                            Cuker And ALI Principles

The Cuker case, and the sections of the ALI Principles adopted therein, provide further guidance as to the role of the SLC.  That role in the present situation is to determine, after a thorough investigation, whether the derivative claims should be pursued, and to submit a report. If the conclusion is negative, the report would form the basis for the committee and/or the corporation to move to dismiss the derivative claims. More specifically, the question to be answered by a special litigation committee under these authorities is whether prosecution of the derivative claims is in the best interests of the corporation.

2.                            Disinterestedness

Cuker and the ALI Principles mandate that no member of the SLC should be “interested in the transaction.” The ALI Principles provide that a director is “interested” if any of the following four criteria exist:

1.               The director, or an associate of the director, is a party to the transaction or conduct;

2.               The director has a business, financial, or familial relationship with a party to the transaction or conduct, and that relationship would reasonably be expected to affect the director’s judgment with respect to the transaction or conduct in a manner adverse to the corporation;

3.               The director, an associate of a director, or a person with whom the director has a business, financial, or familial relationship, has a material pecuniary interest in the transaction or conduct (other than usual and customary directors’ fees and benefits) and that relationship would reasonably be expected to affect the director’s or officer’s judgment in a manner adverse to the corporation; or

4.               The director is subject to a controlling influence by a party to the transaction or conduct, and that controlling influence could reasonably be expected to affect the director’s judgment with respect to the transaction or conduct in a manner adverse to the corporation.

ALI Principles, Section 1.23(a).

The SLC carefully considered these criteria, and determined that none of its members is “interested in the action,” as defined by the ALI Principles.  Two of the subsections of Section 1.23(a) clearly do not apply.  First, with respect to Section 1.23(a)(1), no member of the SLC (and no associate of any member of the SLC) is a party to the proposed transaction or conduct at issue. Second, with respect to Section 1.23(a)(4), no member of the SLC is subject to a controlling influence by a party to the transaction or conduct.

Thus, the only subsections of Section 1.23(a) warranting further discussion are Section 1.23(a)(2) and Section 1.23(a)(3) .  Section 1.23(a)(2) raises the question of whether any member of the SLC has a business, financial, or familial relationship with a party to the transaction or conduct that “would reasonably be expected to affect the director’s [] judgment with respect to the transaction or conduct in a manner adverse to the corporation.” Section 1.23(a)(3) raises the question of whether any member of the SLC (or any associate of any member of the SLC, or any person with whom any member of the SLC has a business, financial, or familial relationship) has a material pecuniary interest in the transaction or conduct that “would reasonably be expected to affect the director’s [] judgment in a manner adverse to the corporation.”

With respect to Section 1.23(a)(2), no member of the SLC has a financial or familial relationship with any party to the transaction or conduct at issue.  The only business or community relationships that any member of the SLC has with any party to the transaction or conduct at issue are that two members of the SLC have served on other boards with members of the HMIC Board of Directors, and that the other member of the SLC served in the same federal government agency with Mr. Browne approximately 35 years ago:

•                  Mr. Ciaruffoli has served on the governing body of The Pennsylvania Society, a non-profit organization, with Mr. Scranton and Mr. DeBenedictis.  Mr. Scranton joined the board in May 2011;

•                  Approximately 10 years ago, Mr.  Ciaruffoli served on The Great Valley Technology Alliance with Mr.  Scranton;

•                  Mr.  Stulginsky has served on the board of directors of Fox Chase Cancer Center with Mr.  Thacher Brown; and

•                  Mr.  Bliss served as Acting General Counsel of the United States Department of Transportation from 1976-77.  At that time, Michael Browne was Deputy Undersecretary of the Department.

The SLC determined that none of these relationships “would reasonably be expected to affect the director’s [] judgment with respect to the transaction or conduct in a manner adverse to the corporation,” and that Section 1.23(a)(2) therefore did not apply.(5)

With respect to Section 1.23(a)(3), no member of the SLC (and no person with whom any member of the SLC has a familial relationship) has any pecuniary interest in the transaction or conduct at issue, much less any “material” interest that “would reasonably be expected to affect the director’s [] judgment in a manner adverse to the corporation.” As to (1) associates of the members of the SLC, and/or (2) persons with whom members of the SLC have business or financial relationships, the only relationships they have with parties to the transaction or conduct are the following:

Mr. Bliss was a partner in the law firm of O’Melveny & Myers LLP (“O’Melveny”) from 1979-2004, and was Of Counsel to O’Melveny from 2005-2006 and again in 2009, based in O’Melveny’s Washington, D.C. office. Mr. Bliss retired from O’Melveny in January 2010.

During the time that Mr. Bliss was a partner, O’Melveny handled several matters for Nationwide Health out of O’Melveny’s Newport Beach, California office. Mr. Bliss had no involvement in these matters. The O’Melveny partner in charge of those matters has confirmed that there is no conflict. After Mr. Bliss retired from O’Melveny, the firm was retained by Nationwide Credit for two matters. Mr. Bliss has had no involvement in those matters.

(5) It is unclear whether joint service either on a charitable board, or for a governmental agency, constitutes a “business relationship.”  Even if they do, the SLC determined that none of these relationships “would reasonably be expected to affect the director’s [] judgment with respect to the transaction or conduct in a manner adverse to the corporation,” and that Section 1.23(a)(2) therefore did not apply.

After careful consideration, the SLC determined that the relationship between O’Melveny and Nationwide would not “reasonably be expected to affect [Mr. Bliss’] judgment in a manner adverse to the corporation,” and that Section 1.23(a)(3) therefore did not apply.

Similarly, Mr. Stulginsky was a Partner at PwC where he worked from 1973 to 2009. PwC provides services to Nationwide’s financial services company. Mr. Stulginsky had no involvement in these matters. After careful consideration, the SLC determined that the relationship between PwC and Nationwide would not “reasonably be expected to affect [Mr. Stulginsky’s] judgment in a manner adverse to the corporation,” and that Section 1.23(a)(3) therefore did not apply.

Out of an abundance of caution, the SLC also notes the following, which does not come within the ambit of Section 1.23(a). Mr. Ciaruffoli is the Chief Executive Officer of the accounting firm ParenteBeard LLC. ParenteBeard is the product of a 2009 merger between two accounting firms, Parente Randolph L.L.C. (“Parente”) and Beard Miller Co. L.L.P (“Beard”). Prior to the merger, Mr. Ciaruffoli was the Chairman and Chief Executive Officer of Parente.  Mr. DeBenedictis is the President and Chief Executive Officer of Aqua America Inc. (“Aqua”). Approximately ten years ago, Beard responded to a request for proposals for auditing work for the Aqua employee benefit plan, which is a separate entity from Aqua itself. Beard was awarded the engagement. After the merger of Beard and Parente, the merged firm ParenteBeard retained the engagement. Under the terms of the engagement, only the audit committee of the employee benefit plan may terminate ParenteBeard, and Mr. DeBenedictis has no vote or role on that audit committee. ParenteBeard’s work for the Aqua employee benefit plan amounts to approximately $102,000 per year, or about 0.14% of ParenteBeard’s total firm revenues of approximately $175 million per year. ParenteBeard does not do any work for Aqua itself.

The relationship between Aqua and ParenteBeard does not fall within the scope of Section 1.23(a), because neither Aqua nor the Aqua employee benefit plan is a party to the transaction or conduct at issue here. And, in any event, the SLC has determined that the relationship between Aqua, the Aqua employee benefit plan, and ParenteBeard would not “reasonably be expected to affect [Mr. Ciaruffoli’s] judgment in a manner adverse to the corporation,” and that Section 1.23(a)(3) does not apply for this reason as well.

B.                                    Pennsylvania Statutes

1.                                      The Pennsylvania Business Corporation Law

HMIC is incorporated in Pennsylvania.  Accordingly, the duties of the HMIC directors are governed by the Pennsylvania Business Corporation Law (“BCL”). (6)

a) Standard Of Care

The BCL provides that directors owe fiduciary duties to the corporation, and sets forth the relevant standard of care:

A director of a business corporation shall stand in a fiduciary relation to the corporation and shall perform his duties as a director, including his duties as a member of any committee of the board upon which he may serve, in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.

15 Pa. C.S. § 1712(a).

(6)  Section 2101(c) of the BCL provides that the BCL shall be generally applicable to all nonstock corporations and that references to “shares” and “shareholder” shall mean “memberships” and “member,” respectively, with respect to a mutual insurance company like Harleysville Mutual. 15 Pa. C.S. § 2101(c). Accordingly, relevant provisions of the PBCL that are applicable to stock corporations are generally applicable to Harleysville Mutual.

This same section of the BCL makes it clear that in performing their duties, directors may rely in good faith on information received from other agents of the corporation:

In performing his duties, a director shall be entitled to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by any of the following:

(1) One or more officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters presented.

(2) Counsel, public accountants or other persons as to matters which the director reasonably believes to be within the professional or expert competence of such person.

(3) A committee of the board upon which he does not serve, duly designated in accordance with law, as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

Id.

However, “[a] director shall not be considered to be acting in good faith if he has knowledge concerning the matter in question that would cause his reliance to be unwarranted.” 15 Pa. C.S. § 1712(b).

The BCL further provides that when determining what is in the best interests of the corporation, directors may consider several different factors:

In discharging the duties of their respective positions, the board of directors, committees of the board and individual directors of a business corporation may, in considering the best interests of the corporation, consider to the extent they deem appropriate:

(1) The effects of any action upon any or all groups affected by such action, including shareholders, employees, suppliers, customers and creditors of the corporation, and upon communities in which offices or other establishments of the corporation are located.

(2) The short-term and long-term interests of the corporation, including benefits that may accrue to the corporation from its long-term plans and the possibility that these interests may be best served by the continued independence of the corporation.

(3) The resources, intent and conduct (past, stated and potential) of any person seeking to acquire control of the corporation.

(4) All other pertinent factors.

15 Pa. C.S. § 1715(a).

Consideration of these factors “shall not constitute a violation of section 1712 (relating to standard of care and justifiable reliance).”  15 Pa. C.S. § 1715(b). And, directors are not required “to regard any corporate interest or the interests of any particular group affected by such action as a dominant or controlling interest or factor.”

Id.(7)

Under the BCL, it is presumed that the directors have acted in the best interests of the corporation, absent breach of fiduciary duty, lack of good faith, or self-dealing:

Absent breach of fiduciary duty, lack of good faith or self-dealing, any act as the board of directors, a committee of the board or an individual director shall be presumed to be in the best interests of the corporation.

15 Pa. C.S. § 1715(d).

(7) During the course of its investigation, the SLC learned that, on October 31, 2008, HMIC’s Board of Directors passed a resolution adopting a document entitled Board of Directors Governance Principles which provided that “the primary responsibility of each Board is to manage the business and affairs of the corporation . . . in the case of Harleysville Mutual Insurance Company (HMIC), for the benefit of policyholders.”  After extensive investigation, the SLC has concluded that the transaction is in the best interests of the HMIC policyholders. See infra., Section IV.A.3.

b) Change Of Control Transactions

Subsections 1715 (c) and (d) concern acquisitions or potential or proposed acquisitions of control of a corporation (again, including mutual insurance companies). These subsections provide that the standards set forth in (a) and (b) apply to acquisitions or proposed acquisitions, and that a board of directors is not limited in its consideration of these transactions to “the consideration that might be offered or paid to shareholders or members in such an acquisition.”

The BCL makes it clear that the standards set forth in Section 1712 apply in the context of change of control transactions, in the same manner that they apply to any other actions taken by directors:

In assessing whether the standard set forth in section 1712 has been satisfied, there shall not be any greater obligation to justify, or higher burden of proof with respect to, any act as the board of directors, any committee of the board or any individual director relating to or affecting an acquisition or potential or proposed acquisition of control of the corporation than is applied to any other act as a board of directors, any committee of the board or any individual director.

15 Pa. C.S. § 1715(d).

Moreover, if a majority of the “disinterested directors” have assented to a change of control transaction, it is presumed that the standards of Section 1712 have been satisfied, unless it is proven by clear and convincing evidence that the disinterested directors did not assent to such act in good faith after reasonable investigation:

any act as the board of directors, a committee of the board or an individual director relating to or affecting an acquisition or potential or proposed acquisition of control to which a majority of the disinterested directors shall have assented shall be presumed to satisfy the standard set forth in section 1712, unless it is proven by clear and convincing evidence that the disinterested directors did not assent to such act in good faith after reasonable investigation.

Id.

The BCL defines a “disinterested director” as any director that does not have an interest in the acquiring corporation, and that is not a present or former officer or employee of the corporation:

The term “disinterested director” as used in subsection (d) and for no other purpose means:

(1) A director of the corporation other than:

(i) A director who has a direct or indirect financial or other interest in the person acquiring or seeking to acquire control of the corporation or who is an affiliate or associate, as defined in section 2552 (relating to definitions), of, or was nominated or designated as a director by, a person acquiring or seeking to acquire control of the corporation.

(ii) Depending on the specific facts surrounding the director and the act under consideration, an officer or employee or former officer or employee of the corporation.

15 Pa. C.S. § 1715(e)(1).

The BCL also sets forth a list of things that will not, in and of themselves, cause a director to be deemed “interested” in a transaction:

A person shall not be deemed to be other than a disinterested director solely by reason of any or all of the following:

(i) The ownership by the director of shares of the corporation.

(ii) The receipt as a holder of any class or series of any distribution made to all owners of shares of that class or series.

(iii) The receipt by the director of director’s fees or other consideration as a director.

(iv) Any interest the director may have in retaining the status or position of director.

(v) The former business or employment relationship of the director with the corporation.

(vi) Receiving or having the right to receive retirement or deferred compensation from the corporation due to service as a director, officer or employee.

15 Pa. C.S. § 1715(e)(2).

c)                                      Director Liability For Money Damages

The BCL further provides that if the by-laws of a corporation so provide, a director cannot be held personally liable for money damages unless both (1) the director has breached or failed to perform his duties under the BCL, and (2) the breach or failure to perform constitutes “self-dealing, willful misconduct, or recklessness:”

If a bylaw adopted by the shareholders of a business corporation so provides, a director shall not be personally liable, as such, for monetary damages for any action taken unless:

(1) the director has breached or failed to perform the duties of his office under this subchapter; and

(2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

15 Pa. C.S. § 1713(a).

HMIC has such a provision in its by-laws, which provides in relevant part:

A Director of the Company shall not be personally liable for monetary damages, as such, for any action taken, or any failure to take any action, unless the Director has breached or failed to perform the duties of office under Subsection B of Chapter 17 of the Business Corporation Law of 1988, as amended, and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

Harleysville Mutual Insurance Company Amended and Restated By-Laws, Article IV, Section 8.

2.                                      Pennsylvania Demutualization Statute

Pennsylvania’s “Insurance Company Mutual-to-Stock Conversion Act” is set forth at 40 P.S. §§ 911-A — 929-A. This Act provides that a mutual insurance company may “demutualize,” and become a stock corporation, upon votes by the company’s board of directors and policyholders and approval by the Department of Insurance. Generally, upon demutualization, the former policyholders receive subscription rights to shares in the new stock corporation.  However, the Act also provides for “alternative” plans of conversion, whereby stock, cash, or other consideration may be paid to the former policyholders instead of subscription rights.  In Pennsylvania, a policyholder does not have a right to receive payment as part of a mutual insurance company becoming a stock company.

C.                                    The Business Judgment Rule

The business judgment rule insulates from judicial review any decision made by a director if (1) it is “made in food faith,” (2) the director “is informed with respect to the subject of the business judgment to the extent he reasonably believes to be appropriate under the circumstances,” and (3) the director “rationally believes that the business judgment is in the best interests of the corporation.” Cuker, 547 Pa. at 606.

As the Pennsylvania Supreme Court has explained, “the business judgment rule reflects a policy of judicial noninterference with business decisions of corporate managers, presuming that they pursue the best interests of their corporations, insulating such managers from second-guessing or liability for their business decisions in the absence of fraud or self dealing or other misconduct or malfeasance.” Cuker, 547 Pa. at 608-9.

The business judgment rule applies not only to decisions made by the HMIC directors in connection with the proposed mergers, but also to the SLC’s decision regarding whether to pursue derivative litigation on behalf of HMIC. As stated by the Cuker Court, “Decisions regarding litigation by or on behalf of a corporation, including shareholder derivative actions, are business decisions as much as any other financial decision. As such, they are within the province of the board of directors.” 547 Pa. at 611.

D.                                    Plaintiffs’ Claims And Standards Applicable Thereto

1.                                      Claims Made In The Consolidated Class Action And Derivative Complaint

On January 20, 2012, plaintiffs filed a Consolidated Class Action and Derivative Complaint (“CAC”) with the Court of Common Pleas of Philadelphia County, Pennsylvania. In the CAC, plaintiffs set forth the following nine claims:

1.              First Claim — “Declaratory and Injunctive Relief Pursuant to 42 Pa. C.S. § 7351, et seq. Against All Defendants.”

2.              Second Claim — “Declaratory and Injunctive Relief Pursuant to 42 Pa. C.S. § 7351, et seq. for Violation of Policyholder-Owners’ Rights in Connection with Untrue or Misleading Statements in Solicitation of Proxy Against Mutual and Mutual Director Defendants.”

3.               Third Claim — “Declaratory Relief Pursuant to 42 Pa. C.S. § 7351, et seq. Against Mutual and the Mutual Director Defendants.”

4.               Fourth Claim — “Equitable Relief Pursuant to 15 Pa. C.S. § 1105 and 42 Pa. C.S. § 7351, et seq. and Other Remedies Arising from the Demutualization of Mutual, Against Mutual and Nationwide.”

5.               Fifth Claim — “Breach of Duty Against Mutual Director Defendants.”

6.               Sixth Claim — “Aiding and Abetting Breach of Duty Against the Group Director Defendants, Nationwide, and Nationals Sub.”

7.               Seventh Claim — “Unjust Enrichment Against the Mutual Director Defendants, Group Director Defendants, Mutual, Nationwide and Nationals Sub.”

8.               Eighth Claim — “Constructive Trust Against Mutual, Nationwide and Nationals Sub.”

9.               Ninth Claim — “Declaratory and Injunctive Relief Pursuant to 42 Pa. C.S. § 7351, et seq. to Enjoin Enforcement of Unlawful Provisions of the Merger Agreement, Against Nationwide and Group.” (8)

2.                                      Classification Of Plaintiffs’ Claims As “Direct” Or “Derivative”

The SLC’s mandate extends only to claims that plaintiffs have attempted to assert derivatively, on behalf of HMIC — it does not extend to claims that plaintiffs have attempted to assert directly, on behalf of themselves and the purported class.

In the CAC, plaintiffs seek to bring all nine of their claims directly. However, with respect to six of the nine claims — Claims One, Five, Six, Seven, Eight, and Nine — plaintiffs have pleaded that, in the alternative, they may assert these claims derivatively, on behalf of HMIC. See CAC, ¶¶ 147, 170, 175, 181, 188, 194. Plaintiffs have made no such allegations with respect to Claims Two, Three, or Four, and thus do not seek to bring those claims derivatively, even in the alternative.

Thus, the SLC’s mandate extends to Claims One, Five, Six, Seven, Eight, and Nine of the CAC.  Those claims involve allegations of breach of fiduciary duty and unjust enrichment against the HMIC directors, and aiding and abetting a breach of fiduciary duty and unjust enrichment against the HGI directors, Nationwide, and Nationals Sub.

3.                                      Elements Of Plaintiffs’ Derivative Claims

a)                                      Breach Of Fiduciary Duty

“The elements the plaintiff must prove in claim of breach of fiduciary duty are: (1) that the defendant negligently or intentionally failed to act in good faith and solely for the benefit of plaintiff in all matters for which he or she was employed; (2) that the plaintiff suffered injury; and (3) that the agent’s failure to act solely for the plaintiff’s benefit was a real factor in bring(ing) about plaintiff’s injuries.” McDermott v. Party City Corp., 11 F. Supp. 2d 612, 626 n. 18 (E.D. Pa. 1998) (quotation and citations omitted).

b)                                      Unjust Enrichment

“Unjust enrichment is shown by benefits conferred on defendant by plaintiff, appreciation of such benefits by defendant, and acceptance and retention of such benefits under such circumstances that it would be inequitable for defendant to retain the benefit without payment of value.” Roethlein v. Portnoff Law Associates, Ltd., 25 A.3d 1274, 1278-79 (Pa. Cmwlth. 2011); Filippi v. City of Erie, 968 A.2d 239, 242 (Pa. Cmwlth. 2009).

c)                                      Aiding And Abetting A Breach Of Fiduciary Duty

The Pennsylvania Supreme Court has yet to recognize a cause of action for aiding and abetting a breach of fiduciary duty. See Official Committee of Unsecured Creditors of Allegheny Health Education and Research Foundation v. PricewaterhouseCoopers, LLP, 605 Pa. 269, 293 n.14, 989 A.2d 313, 327 n.14 (2010).  See also Vurimindi v. Fuqua School of Business, 2010 WL 3419568, at * 7 n.14 (E.D. Pa. Aug. 25, 2010) (“it is not clear that either North Carolina or Pennsylvania law would actually recognize a tort for aiding and abetting” a breach of fiduciary duty).

However, the Commonwealth Court of Pennsylvania has predicted that the Pennsylvania Supreme Court will recognize such a cause of action.  See Koken v. Steinberg, 825 A.2d 723, 731 (Pa. Cmwlth. 2003).

(8) The CAC alleges that the terms of the merger agreement tie the SLC’s hands such that it cannot take effective action. The SLC has conducted a plenary, de novo analysis. Its conclusions would be the same irrespective of the terms of the merger agreement. The allegation is thus unfounded and irrelevant.

A claim of aiding and abetting breach of fiduciary duty consists of three elements: (1) a breach of a fiduciary duty owed to another; (2) knowledge of the breach by the aider and abettor; and (3) substantial assistance or encouragement by the aider and abettor in effecting that breach. Koken, 825 A.2d at 732; Chicago Title Ins. Co. v. Lexington & Concord Search and Abstract, LLC, 513 F. Supp. 2d 304, 318 (E.D. Pa. 2007); Lichtman v. Taufer, 2004 WL 1632574, at * 8 (Pa. Com. Pl. Phila. Cty. July 13, 2004).

Without a valid underlying claim for breach of fiduciary duty against the HMIC directors, there can be no cause of action against either the HGI Directors, or Nationwide, or Nationals Sub for aiding and abetting a breach of fiduciary duty. Vurimindi, 2010 WL 3419568, at * 7 (dismissing aiding and abetting claim where plaintiff failed to adequately allege an underlying breach of fiduciary duty).

A plaintiff must plead and prove that the defendant had actual knowledge of the underlying breach of fiduciary duty. A plaintiff cannot merely allege that the defendant “should have known” of the other person’s fiduciary duty and breach thereof. As stated by the United States Court of Appeals for the Third Circuit, applying Pennsylvania law:

Plaintiffs argue that [defendant] should have known about the shareholder relationship and Weaver’s breach, and that [defendant] was negligent in not conducting an independent investigation. . . . They have not, however, carried their burden of showing that the District Court committed clear error in finding that [defendant] did not actually know about Weaver’s breach, and we will affirm the Court’s judgment in favor of defendant on plaintiffs’ claims . . . for aiding and abetting.

Reis v. Barley, Snyder, Senft & Cohen, LLC, 426 Fed. Appx. 79, 84 (3d Cir. 2011)

(emphasis in original).

IV.           ANALYSIS / RECOMMENDATION: IN THE EXERCISE OF ITS BUSINESS JUDGMENT, THE SLC HAS CONCLUDED THAT IT IS IN THE BEST INTERESTS OF HMIC AND ITS POLICYHOLDERS TO DISMISS THE DERIVATIVE CLAIMS AND PROCEED ON SCHEDULE WITH THE NATIONWIDE MERGER

A.                                    The Derivative Claims Lack Merit

1.             The Breach Of Fiduciary Duty Claim Lacks Merit

In Count 5 of the CAC, plaintiffs claim that the directors of HMIC breached their fiduciary duties. Under Pennsylvania law, “a fiduciary obligation includes both a duty of care and a duty of loyalty.” Anchel v. Shea, 762 A.2d 346, 357 (Pa. Super. 2000), citing In re Main, Inc., 239 B.R. 281, 291 (Bankr. E.D. Pa. 1999).  These duties have been defined as follows:

The duty of care obligates every corporate director to discharge duties to the corporation with the same diligence, care, and skill which ordinary prudent persons exercise in their personal affairs . . . .

* * * *

The duty of loyalty, on the other hand, requires that corporate directors devote themselves to corporate affairs with a view to promote the common interests and not only their own, and they cannot directly or indirectly utilize their position to obtain any personal profit or advantage other than that enjoyed by their fellow shareholders.

Id.  Accordingly, the SLC analyzed the allegations of the CAC in light of these principles, and has concluded, first, that the HMIC Directors met their duty of care and, second, that they also met their duty of loyalty.

a)             The HMIC Directors Met Their Duty Of Care

For the following reasons, the SLC concludes that the HMIC Directors met their duty of due care in connection with the proposed merger.

(1)           The HMIC Directors Obtained Independent Expert Advice

The HMIC Directors had the benefit of sophisticated legal and financial advice throughout the merger process relating to every material detail. The law firms of Ballard Spahr LLP and Stevens & Lee provided legal advice.  The financial firms of Credit Suisse First Boston and Griffin provided financial advice. Both Griffin and Stevens & Lee provided advice only to HMIC. The HMIC Directors were entitled to rely on this advice. 15 Pa. C.S. § 1712(a).

(2)           Before Discussions With Nationwide Began, The HMIC Directors Carefully Considered The Alternatives That Were Potentially Available to Harleysville Other Than Being Acquired

Prior to deciding on the Nationwide merger, the HMIC Board spent several years considering its business options. Off-site strategic board retreats provided the directors with the opportunity for in-depth analysis of all feasible alternatives. The management and directors concluded that maintaining the status quo was not a desirable option. Faced with underwriting losses in a “soft market,” declining interest rates on investments and the risk of CAT losses, the directors concluded that Harleysville needed to expand, for example, to increase its operating scale, lower its expense ratios, obtain lower borrowing rates, reduce the risk of catastrophic loss, and reduce its reinsurance costs. For several years (2008-2010), it pursued an aggressive strategy of seeking potential acquisitions. However, the company experienced little success in growing itself by acquisition. Despite its concerted effort to identify and purchase attractive businesses, it was not able to consummate a transaction.

By the time of the Nationwide offer, therefore, the Harleysville directors were increasingly concerned that (i) continuing, as before, on a stand-alone basis was not commercially desirable, and (ii) growing by way of acquisition was not likely to succeed either.

(3)           The HMIC Directors Carefully Considered The Nationwide Proposal

(a)           The HMIC’s Board Carefully Considered All Of The Benefits Of The Mergers To HMIC And HMIC’S Constituencies, Including Policyholders

To understand the duty of care analysis in context, it is necessary to discuss the Board members of HMIC. The Board members who voted on the merger agreement, and who unanimously approved it, were the following:  W. Thacher Brown, G. Lawrence Buhl, Nicholas DeBenedictis, Michael L. Lapeyrouse, Jerry S. Rosenbloom, William W. Scranton, III, and William E. Storts. Michael L. Browne, who is also CEO of HMIC and HGI, did not vote on the merger, and the last Board member, Ellen M. Dunn, did not participate for reasons of possible conflict of interest because the law firm where Ms. Dunn is a partner engaged in legal work for Nationwide. All of the members of both boards are independent, non-executive directors, except for Michael Browne (who did not vote on the proposed transactions).

The SLC interviewed all of the Board members of HMIC (and HGI as well). The SLC took note of the composition of the Boards. Each of the members of the Boards has an impressive resume in terms of his or her business experience and knowledge, and it appears that most were selected to bring to the Board a particular area of expertise that complements the skill sets of the other members. For example, with respect to HMIC, the members include individuals with substantial experience in accounting and finance, investment, audit, insurance, information technology and community. It was clear to the SLC that the Board members were active, involved and committed. The average length of service of the Board members of HMIC who voted on the merger was almost twelve years. As a group, these Board members had missed a total of 7 Board meetings of the HMIC since 2005, out of a total of 51 meetings (i.e., the Board members on average missed approximately 1 out of 50 meetings). All of the Board members of HMIC were knowledgeable about Harleysville’s operation, and about the insurance business in which it participates.  None of the Board members of HMIC who voted on the merger was employed by Harleysville.

The Board and management of HMIC were proactive in addressing the issues of concern to HMIC. At the April 27, 2011 board meeting, the Board received a report from Mr. Browne about the recent meetings that had occurred between Harleysville and Nationwide. The boards authorized Mr. Browne to continue negotiations, but they instructed Mr. Browne to focus on Harleysville Mutual and its various constituencies. Therefore, on May 13, 2011, Mr. Kauffman, General Counsel of Harleysville, sent a list of questions to Ms. Hatler, General Counsel of Nationwide, in preparation for a meeting of senior management of the two companies scheduled for May 19, 2011. The list of twelve questions addressed issues of concern to Harleysville in a merger with Nationwide. The Boards then held a two-day retreat on June 13-14, 2011. At that time, they received and discussed reports concerning financial matters pertaining to possible mergers, and specifically a proposed merger from Nationwide, and they also discussed with representatives of Ballard Spahr LLP a report concerning procedures which should be followed in considering a change of control transaction.  Subsequently, on July 14, 2011, when Mr. Browne met with Mr. Rasmussen, Mr. Browne gave a list of eight issues to Mr. Rasmussen addressing the continuation of the Harleysville operation post-merger and commitment to community charities. Mr. Rasmussen confirmed that he had a series of conversations with Mr. Browne about the issues of concern to HMIC reflected in these questions.  Mr. Rasmussen explained his view of the advantages of the merger to Harleysville and its policyholders, referring to the consolidation taking place in the industry and the importance of scale, the financial services products that Nationwide would bring to Harleysville’s independent agents, and the advantage to Harleysville’s customers based on Nationwide’s larger size, greater geographic coverage and wider range of products. For his part, Mr. Browne insisted that Nationwide’s statements in this regard be set forth in the form of written commitments.

Accordingly, the interests of Harleysville’s constituencies, including its policyholders, were major issues in the negotiations between Harleysville and Nationwide from a relatively early point in time, and were issues in which the Board of HMIC was keenly interested. Mr. Rasmussen’s letter proposal to Mr. Browne, dated August 9, 2011, tracks the list of issues given to Mr. Rasmussen at their meeting on July 14, 2011, and, with two revisions, meets the requests for commitments made therein.

During this period, the Board of HMIC was also very much aware of the problems which Harleysville was experiencing. Harleysville continued to have an above average expense ratio, and the insurance industry continued in a “soft market” which limited Harleysville’s ability to increase premiums.  This led to the fact that Harleysville’s year-to-year premium growth was stagnant.  Harleysville had initiated technology upgrades, but still needed to make further infrastructure improvements. The Board was also very concerned about the increased catastrophic and other weather-related losses Harleysville was incurring. Hurricane Irene in 2011 made a big impression on members of the HMIC Board and management. In addition to the losses incurred by Harleysville as a result of Irene, the storm would have substantially weakened Harleysville had its path taken it over Long Island. Finally, there was a recognition that falling interest rates were negatively impacting Harleysville’s ability to obtain an adequate return on investments — a major reason for Harleysville’s profitability in prior years.  The Board also was well aware that Harleysville’s efforts for several years to acquire other mutual insurance companies had been unsuccessful.

Against this background, the Board of HMIC welcomed the potential benefits to HMIC and its policyholders of being absorbed into Nationwide Mutual. Nationwide’s greater surplus provided more security for Harleysville’s policyholders; its wider range of products and geographic diversification provided customers with more options; its size would allow Harleysville to take advantage of “scale” by spreading its infrastructure costs across a broader base; and Harleysville would, generally, have access to greater services and more comprehensive IT(9) and claims handling.(10) Nationwide’s substantially greater geographic diversification and product mix would protect against Harleysville’s property loss exposure from catastrophic and non-catastrophic weather losses in the Mid-Atlantic and New England regions.

These benefits were confirmed and underscored by Nationwide’s “A+” rating from A.M. Best, as compared to an “A” rating for Harleysville. Similarly, the

(9) During the SLC’s interview with William Storts, a member of the HGI and HMIC boards, he emphasized the importance of technology in Harleysville’s line of business. He said that property and casualty companies are usually behind the curve when it comes to the latest technology, but that the Nationwide’s systems were up to date and that this would greatly benefit Harleysville.

(10) One particular substantial cost saving as a result of a merger with Nationwide would be cost of reinsurance. Because of Harleysville’s smaller surplus, it purchases reinsurance at lower risk levels than Nationwide. Indeed, Harleysville cedes 12.5 percent of its premiums to reinsurers, whereas Nationwide cedes only 2.8 percent of its premiums. See FBR Report, page 20.

combination with Nationwide could offer very substantial support for Harleysville’s independent agents, by providing them with additional products, geographic coverage, and general support, as well as the benefit of selling Harleysville products with an “A+” rating.  These advantages were premised substantially on the continuation of the Harleysville operation, and so too was the welfare of Harleysville’s employees and the communities in which Harleysville conducted its primary operations (Harleysville, Pennsylvania and, for the New England area, Worcester, Massachusetts). Accordingly, from the perspective of the Board of HMIC, there was much to be gained by a “mutual to mutual” transaction.  Nationwide’s strategy going forward would provide for these advantages and benefits.

On August 9, 2011, Mr. Rasmussen sent a written proposal to Michael Browne which, in addition to containing the offer of $60 per share (subject to due diligence), also included for a period of at least two years the commitments which HMIC was seeking for its continued operation and brand name, assurance of continued employment, assurance of continuation of the existing Harleysville headquarters and regional office, and support for Harleysville’s independent agents, as well as other commitments.  Accordingly, at this time, there was a proposal from Nationwide for Harleysville to consider.

On September 6, 2011, HMIC retained Griffin Financial Group LLC to do a financial analysis with respect to the proposal by Nationwide, which by this time had been reduced to a draft merger agreement.  Griffin submitted its written report on September 27, 2011. With respect to the policyholders’ interest in claims payout, Griffin noted the following advantages to the merger of HMIC into Nationwide Mutual: an A.M. Best “A+” rating, stronger surplus, redundant reserves, stronger liquidity, and prospect for stronger surplus generation and capital market access.  With respect to the policyholders’ interest as members of a mutual insurance company, Griffin also noted that policyholders would have the following advantages: prospect for stronger surplus generation, comparable governance rights other than demutualization, and better rights upon solvent liquidation.  With respect to Harleysville’s employees and management, Griffin noted Nationwide’s commitment to continued employment, honoring or buying out existing management contracts, and strong employee benefits packages. With respect to the Harleysville community, Griffin noted that the mutual to mutual merger provided a commitment to maintain Harleysville’s business model, jobs and charitable giving, to provide Harleysville access to the Nationwide Foundation, and Nationwide’s commitment to maintain Harleysville’s operations, including preservation of the Harleysville name and continued employee civic involvement. Finally, with respect to Harleysville’s independent agents, the mutual to mutual merger would provide the opportunity of representing Harleysville as an “A+” rated company, access to additional products to sell on behalf of Harleysville, and very little conflict with agents of Nationwide or its primary subsidiary, Allied Insurance, which operated in other areas of the country.  The analysis supporting these conclusions was described in substantial detail in the Griffin report.

In assessing the Nationwide proposal, Mr. Browne and the directors of HMIC reviewed the results of Nationwide’s merger with Allied Mutual in 1998. Allied, like Harleysville, operated through independent agents in a section of the country in which Nationwide was not a major factor (in Allied’s case, west of the Mississippi River). As a result of the merger, Allied’s brand name was retained and its operations greatly expanded. The merger allowed Allied to cut claims costs. It also gave Allied access to capital for growth. Mr. Rasmussen told the SLC that at the time of the merger, Allied had less than $1 billion in premiums. It now has between $3 billion and $4 billion in premiums. At the time of the merger, Allied had approximately 1200 employees. It now has between 3500-4000 employees.  Indeed, the current CEO of Nationwide, Stephen Rasmussen, came from Allied. This history gave the HMIC directors confidence in the commitments Nationwide was making. When the SLC interviewed the directors, it was evident that they concluded that there was a real prospect that the commitments would extend beyond two years.

Accordingly, using the standards set forth in the Pennsylvania Business Corporation Law, § 1712 and § 1715, the Board of HMIC reasonably concluded that the merger transactions were in the best interests of HMIC.

(b)                                  The HMIC Directors Did Not Violate Their Duty Of Care By Not Attempting To Require Nationwide To Make A Payment To HMIC Policyholders

Plaintiffs also complain that all of the cash consideration associated with the merger will be paid to the public stockholders of HGI, with none going to the policyholders of Harleysville Mutual. There are, however, numerous factors that militate against payment of a special dividend to the mutual policyholders in this situation.

(i)                                    Harleysville Was Advised By Its Attorneys That It Was Required By Delaware Law To Maximize The Price Paid To HGI’s Shareholders

It is important to remember that it was Nationwide (not Harleysville) that first proposed the structure for the deal and insisted on maintaining that structure. When Mr.

Rasmussen, the CEO of Nationwide, was interviewed by the SLC, he made it very clear that Nationwide did not want a public company — and, thus, that Nationwide insisted on buying out HGI’s public shareholders.  Mr. Rasmussen explained that Nationwide had once had a public subsidiary, and the tensions of operating as both a mutual company (with the focus on policyholders and long-term results) and as a stock company (with the focus on shareholders and short-term earnings) were not something that Nationwide was willing to go through again. Instead, Nationwide insisted on a deal that would result in a pure mutual company, which would be much easier to administer, focusing on the long-term interests of the policyholders.

Nationwide’s insistence on this structure for the transaction imposed certain legal duties on both HGI and HMIC. HGI is a Delaware corporation, governed by Delaware law. Ballard Spahr LLP advised HGI’s Board that its duty under Delaware law was to obtain the highest value reasonably available for the HGI’s shareholders from the change in control. Ballard Spahr LLP also advised the HMIC directors that they could not seek any benefit or additional consideration for HMIC at the expense of the share price offered to HGI’s minority shareholders.

As early as January 2011, shortly after Nationwide first approached Harleysville, Ballard Spahr LLP advised Harleysville of the fiduciary obligations of a director of a Delaware corporation, both generally and in the context of an unsolicited takeover bid. Ballard Spahr advised Harleysville that Delaware law allows directors to reject an unwanted takeover offer (the “just say no” defense), provided that the decision to do so is a valid exercise of business judgment.

Ballard Spahr LLP further advised, however, that enhanced duties (known as “Revlon” duties(11)) apply to any transaction in which corporate control is to pass to a third party. These enhanced duties mandate that the sole permissible objective of directors of a Delaware corporation in such circumstances is to achieve the highest value reasonably available for the stockholders from the change in control.

Ballard Spahr LLP reiterated this advice throughout the entire process.

(ii)                                There Were Ample Reasons For HMIC’s Board Not To Demand Payment For HMIC’s Policyholders

While HGI’s Board had the duty under Delaware law to maximize the price paid to HGI’s public shareholders, HMIC’s Board had no such duty to demand payment to HMIC’s policyholders. This is true for a number of reasons.

First, Pennsylvania law expressly rejects the Delaware Revlon case.  As detailed above, 15 Pa. C.S. § 1712(a) provides that directors of a Pennsylvania corporation, such as HMIC, owe fiduciary duties only to the corporation itself.  15 Pa. C.S. § 1715(a)(1) provides that in considering the best interests of the corporation, directors may consider the effects of any action on employees, suppliers, customers, creditors, and the community, as well as the effects on shareholders. And, 15 Pa. C.S. § 1715(b) provides that directors of a Pennsylvania corporation are not required to regard the interests of shareholders (or any other constituency) as a dominant or controlling factor.  The Draftsmen’s Comment to Section 1715(b) is quite clear:

this subsection clearly allows the board to take an action (and in doing so to comply fully with its fiduciary duty obligations) that may not be in the best interests of various

(11) Named after the Delaware case setting forth the standard to be applied, Revlon, Inc. v. MacAndrews & Forbes Holdings, Inc., 506 A.2d 173 (Del. 1986).

groups including shareholder groups, if the action is in the best interests of the corporation.  Rejected by this subsection, therefore, are cases such as Revlon, Inc. v. MacAndrews & Forbes Holdings, Inc., 506 A.2d 173 (Del. 1986), Grand Metropolitan v. Pillsbury Co., 588 A.2d 1049 (Del. Ch. 1988), City Capital Assocs. L.P. v. Interco Inc., 551 A.2d 787 (Del. Ch. 1988), appeal denied, 556 A.2d 1070 (Del. 1988) and their progeny to the extent such cases suggest that the current or short-term interests of shareholders overwhelm the interests of the corporation or of all other corporate constituencies in a possible change-of-control context or any other context, or that directors are required to maximize current share value at any particular time.

Draftsmen’s Comment to 15 Pa. C.S. § 1715(b).

Second, Pennsylvania law does not require payment to policyholders in the context of mergers of mutual insurance companies.  Even in the context of demutualization, Pennsylvania law merely requires that policyholders receive stock subscription rights as compensation for the extinguishment of their rights as policyholders.  See 40 Pa. C.S. § 914-A.  In a mutual-mutual merger, unlike a demutualization, policyholders’ rights are preserved, not extinguished.  It is inconceivable that policyholders would be entitled to cash consideration in a mutual-mutual merger, which leaves their rights as policyholders intact, when they have no right to cash compensation in a demutualization that extinguishes their rights as policyholders.

Third, policyholders in a mutual insurance company, unlike shareholders in a stock corporation, are not “investors.”  They purchase insurance to protect themselves from losses, not to reap financial rewards. Their principal interests are in having their claims paid and in being well-serviced by the company. This is particularly true in the case of Harleysville, where the mutual company (HMIC) and the stock company (HGI) operate on a consolidated basis, and it is pure serendipity that determines whether a particular policy is issued by the mutual company or the stock company.  Plaintiffs’ theory would result in policyholders of the mutual company receiving a windfall that they neither expected nor bargained for, whereas the policyholders of the stock company would receive nothing.

Fourth, a direct payment to policyholders reduces the insurance company’s surplus — thus leaving the company with less money available to pay claims. This runs directly counter to the policyholders’ primary interest in insurance protection and security that their claims will be paid.  The benefits of a dividend are outweighed by the protection of being insured by a stronger company.

Fifth, it would have been extremely difficult to determine how such a dividend could have been fairly distributed among the different classes of policyholders who contributed to Harleysville’s surplus. A fair analysis would have to consider, among other things, the size of the premium, the type of policy, the number of policies, how long the policy had been in effect, and whether there were claims against a policy. Would HGI policyholders get a dividend? Would someone who had just bought a policy in 2011 get the same dividend as someone who had a policy from 1995? Would a policyholder with five policies each with a $500 premium get more than a policyholder with one policy with a $5000 premium? Would a policyholder who had filed 10 claims in the last year get the same dividend as a policyholder who had never filed a claim in 10 years? In any event, most of any dividend would not have gone to policyholders who contributed to making the surplus, given the significant year-to-year turnover in policyholders and the history of underwriting losses since 2000.

Sixth, when Nationwide’s representatives were interviewed by the SLC, they made it clear that Nationwide would not have agreed to make any direct payment to the policyholders of HMIC.

Seventh, HMIC’s directors were not obliged to risk losing a deal with Nationwide by insisting that payments be made directly to HMIC policyholders, particularly given the fact the deal was clearly in the best interests of the company.

Eighth, as the controlling shareholder of HGI, HMIC owed the minority shareholders a fiduciary duty under Delaware law not to deprive them of their proper share of the benefits of corporate ownership.  The HMIC Directors were advised by Ballard Spahr LLC that this duty barred them from seeking to benefit HMIC at the expense of minority HGI shareholders, and the directors were entitled to rely on this advice.

Ninth, when a stockholder in HGI is paid for his shares as part of the transaction between Harleysville and Nationwide, his rights in the company are extinguished. On the other hand, the policyholders’ interests continue — and indeed are enhanced— because the Harleysville policyholders become policyholders of Nationwide.

Tenth, the $60 per share to be paid by Nationwide for the 46 percent interest in HGI held by the public shareholders was based on an arm’s-length negotiation that took into consideration many factors, including Nationwide’s strategic interest in the acquisition and its desire to maintain a pure mutual, reflected in its condition that the public shareholders be bought out so that HGI would not remain a public company. The $60 per share payment was within precedent transaction valuation ranges, especially given the strategic fit considerations (see FBR Report at pages 64, 65, 67, 68), and there is no basis for plaintiffs to insist that HMIC participate in receiving this payment.

Eleventh, and finally, there is virtually no precedent for the payment of a special dividend to mutual policyholders in the merger context. Plaintiffs place heavy reliance on the Nationwide/Allied transaction, in connection with which a $110 million special dividend was paid to the policyholders of Allied Mutual. For several reasons, however, the SLC does not believe that the Nationwide/Allied merger is analogous to this transaction. First, Nationwide’s first offer to Allied did not provide for the payment of any consideration to Allied Mutual’s policyholders.  Instead, the idea of a payment to Allied Mutual’s policyholders arose only after Allied rejected Nationwide’s overtures, and Nationwide launched a hostile tender offer for Allied Group’s stock. In that context, Nationwide’s raising the issue of a payment to Allied Mutual policyholders is best understood as part of a larger effort by Nationwide to increase the chances of its hostile takeover succeeding, by appealing to all possible constituencies to put more pressure on the Allied Mutual board.

There are other differences between the Nationwide/Allied situation and this transaction as well. By the time that Nationwide approached Allied, there was already litigation pending against Allied Mutual and its directors, brought by Allied Mutual policyholders, alleging that the Allied Mutual directors had breached their fiduciary duties and effectively “demutualized” Allied Mutual during the years 1985-1993. Before the merger, Nationwide brought its own lawsuit against the Allied Mutual directors, alleging that they had breached their fiduciary duties and attempted to entrench themselves by rejecting Nationwide’s offers. None of the foregoing circumstances were present in the dealings between Nationwide and Harleysville.

Instead, the proposed merger at issue in this case more closely resembles the merger between State Automobile Mutual Insurance Company (“State Auto”) and Meridian Mutual Insurance Company (“Meridian Mutual”), which took place in 2001. Meridian, like Harleysville Mutual, had a downstream public stock company, Meridian Insurance Group, Inc. (“MIGI”).  Like HMIC and HGI, Meridian and MIGI had overlapping directors. And, like the situation here, the directors of Meridian owned stock in MIGI.

State Auto acquired MIGI by purchasing all of the outstanding shares of MIGI, other than those owned by Meridian Mutual and State Auto, at a premium over the then-existing market price — just as Nationwide proposes to acquire Harleysville Group by purchasing all of the outstanding shares of HGI, other than those owned by Harleysville Mutual, at a premium over market price. State Auto then merged MIGI into a subsidiary of State Auto, just as Nationwide proposes to merge Harleysville Group into National Subs. And, State Auto then merged with Meridian Mutual, with no cash consideration being paid to Meridian Mutual’s policyholders — just as Nationwide Mutual proposes to merge with Harleysville Mutual, with no cash consideration being paid to Harleysville Mutual’s policyholders. Notably, the policyholders of Meridian Mutual did not bring any litigation against the Meridian Mutual directors or any other party based on the merger.

Although there have been many mergers between mutual insurance companies, the SLC is not aware of any transaction involving a “pure” mutual-mutual merger (i.e., a merger between two mutual insurance companies, neither of which had a downstream public stock company) in which cash consideration was paid to the policyholders of one of the mutual insurance companies. The Harleysville Mutual board was advised of other mutual-mutual merger transactions, and the fact that no cash consideration had been paid to policyholders in connection with these mergers.  And, the SLC’s own financial advisors, FBR, confirmed that it was not aware of any mutual to mutual merger in which cash consideration has been paid to policyholders in other mutual-mutual mergers, with the sole exception of the 1998 Nationwide/Allied merger — which, as described above, is a unique outlier that is not analogous to the proposed merger between Nationwide and Harleysville.

Under these circumstances, the SLC cannot conclude that the HMIC Directors breached their fiduciary duty in deciding against providing a special dividend to policyholders. Rather, the SLC concludes that this decision was in the best interests of HMIC.

Plaintiffs also claim that HMIC’s directors should have demanded that Nationwide pay HMIC for its shares in HGI. The SLC finds no merit in this claim. First of all, this would have resulted in a purely circular transaction: Nationwide would have paid for HMIC’s shares out of its own surplus; the consideration then would have gone into HMIC’s surplus; and then the consideration would have been returned to Nationwide as the surviving entity of the mutual-mutual merger.  Secondly, the payment by Nationwide to HMIC likely would have been a taxable event, which would have reduced the amount of surplus ultimately returned to Nationwide.  The SLC was advised by Arthur Chandler, Harleysville’s CFO, that a payment to HMIC in its role as a shareholder in HMIC would have been taxed by the federal government at the rate of 35 percent. In other words, the structure contemplated by plaintiffs would have produced no benefits whatsoever, and would instead simply have harmed the companies and their policyholders by reducing the amount of surplus available to pay claims. In any event, Nationwide told Harleysville that it would not pay for the HGI shares owned by HMIC.

(4)           There Were Good Reasons For Harleysville’s Actions With Respect To Company B

At the time that Harleysville entered into a thirty day exclusivity agreement with Nationwide (August 15, 2011), discussions with Company B had reached the point at which Company B told Credit Suisse that Company B had no interest in doing a transaction at the level of a payment of $60 dollars per share for the public shareholders of Harleysville Group. In addition, discussions had also made clear that a merger with Company B would require a restructuring of Harleysville Mutual, so that it could be absorbed into Company B, which was a stock based mutual holding company. The restructuring, in the view of Harleysville and Credit Suisse, would have required more than a year to accomplish, would have entailed risk as to outcome, and would have had to be accomplished pre-merger. The Board of Directors of HMIC acted well within its discretion when it concluded that Company B was not a viable merger partner.

There were a number of additional reasons for the HMIC’s Board’s conclusion. These included the following:

•                  Company B’s A.M. Best rating was A rather than Nationwide’s A+. This is an important measure of financial stability.

•                  The Company B proposal involved cost-saving measures that would have negatively impacted Harleysville’s employees, corporate culture, and other constituents. (12)

(12) The SLC has considered, but rejected, the plaintiff’s assertion that the HMIC Directors were not allowed to consider the interests of Harleysville’s employees, on the theory that they are employees of HGI rather than HMIC. This distinction disregards the reality that Harleysville was run as a single enterprise, and the employees served a single operation, without regard for corporate classification. Moreover, the BCL permits corporate directors to consider the full scope and effect of their actions on an array of constituents that is certainly broad enough to encompass “HGI” employees who perform services for HMIC. See 15 Pa. C.S. § 1715(a).

•                  The Company B proposal would have limited Harleysville’s geographic scope to Pennsylvania, New York and New Jersey — and thus its future business opportunities and growth.

•                  There were no strategic benefits associated with the Company B proposal; instead, the only goal was to increase the scale of operations.

•                  Harleysville’s agents would be disadvantaged because most of its independent agents also write policies for at least one of the companies associated with Company B, and therefore would lose a market (presumably, Harleysville) as a result of the merger.

•      Company B was more leveraged than Nationwide, and had more asbestos exposure.

Company B contacted Harleysville again by letter dated August 26, 2011 with its “initial thoughts” for a merger. Further, on September 1, 2011, Company B specifically added to these thoughts a $42 per share price for the publicly held stock of HGI and a $250 million dividend to policyholders of HMIC. However, Harleysville was unwilling to allow the exclusivity agreement with Nationwide, which ran until September 15, to expire, because Harleysville believed that it was close to a very beneficial agreement with Nationwide, and was unwilling to jeopardize it.  This decision was reasonable.  On September 8, Harleysville and Nationwide extended the exclusivity agreement.(13)

(13) Plaintiffs also allege breach of fiduciary duty by the directors of HMIC in agreeing to forego a “fiduciary out” provision as to HMIC in the merger agreement. A fiduciary out provision would have allowed HMIC to withdraw its approval of the merger agreement in the event that a better offer was received. A “fiduciary out” provision is customarily employed in order to comply with Delaware law, but the same considerations are not applicable with respect to Pennsylvania law. The short answer is that HMIC strongly opposed the exclusion of a “fiduciary out” provision, but Nationwide insisted that including such a provision was a deal breaker for Nationwide. Mr. Rasmussen explained that a major problem with a “fiduciary out” provision in a mutual to mutual merger is the difficulty of determining whether a post- merger agreement offer is superior to the terms of the merger agreement. The SLC concludes that the directors of HMIC did not violate their fiduciary duties by refusing to enter into a merger agreement unless it contained a “fiduciary out” for HMIC.

Even without the exclusivity agreement, and the other obstacles outlined above, the $42 per share offer for public shareholders was a non-starter. Accepting this lower offer would have subjected the directors of HGI, and HMIC (as the majority owner of HGI), to legal action under Delaware law for breach of fiduciary duties to minority stockholders, according to the advice they received from the Ballard Spahr law firm. Moreover, the Company B transaction would have taken much longer to consummate and would have been subject to high execution risk. It would also have adversely affected various HMIC constituencies.

Given these factors, the HMIC directors acted within the discretion Pennsylvania law affords them in their actions with respect to Company B. Likewise, they acted within their discretion in extending Harleysville’s exclusivity agreement with Nationwide.

b)             The HMIC Directors Met Their Duty Of Loyalty

Plaintiffs allege that the board members of HMIC breached their duties of loyalty to HMIC by virtue of serving simultaneously as HGI directors and holding HGI stock. The organizational structure of Harleysville Boards gives rise to two questions. First, can the directors of HMIC, who also serve on the Board of HGI, honor their fiduciary obligations to HMIC in considering a transaction which includes both companies? Second, does the fact that all directors of HMIC own stock in HGI mean that they were engaged in self-dealing when, as directors of HMIC, they approved both mergers and, like all other public shareholders, received approximately 2x book value for their stock?

HMIC and HGI are permitted to have overlapping boards and can compensate their directors by giving them the right to receive stock in HGI.(14) The corporate board

(14) The compensation plan pursuant to which directors received stock was approved by the Compensation Committee of the Board of HMIC, pursuant to the recommendation of an independent consultant.  The current arrangement, involving “deferred stock units,” was approved in 2006. Deferred stock units are shares of stock earned on a current basis by directors, to which they have an unrestricted right, but which they do not receive until they leave the board. Accordingly, the sale of this stock in the merger represents the sale of non-contingent stock already earned by the directors.

structure resulted from the desire to have an integrated “Harleysville” operation, and to align the interests of HMIC and HGI.  This is consistent with the operations of the companies (see pages 3-5, supra), and because HMIC is the majority shareholder of HGI, it receives most of the dividends. HGI has a long history of paying dividends. See FBR Report at page 23. Harleysville has recognized that matters may arise from time to time in which the interests of the companies might diverge, and the Boards have therefore had a Coordinating Committee for many years, which consists of those directors who are only on the Board of one of the companies.  The Coordinating Committee considers such issues as the pooling and management agreements, and amendments thereto, between HMIC and HGI.  Such matters need to be approved by the separate directors of both companies who serve on the Committee.

The SLC has interviewed these board members personally.  From these interviews, it is abundantly clear that the HMIC directors took their duties to serve HMIC’s interests very seriously and strove to do so throughout the process. At the time of the approach by Nationwide to Harleysville, the Harleysville Boards saw themselves in an “acquirer” status, not as a company to be acquired.  Once Nationwide made its offer, it would have been wholly impractical for the existing HMIC board members to have stepped aside in favor of entirely new directors with no ties to HGI (either via overlapping Board membership or stock interest). Any such new directors would have had no business experience or institutional knowledge whatsoever with HMIC. At that point, the only responsible thing for the HMIC directors to do was to continue to serve as the stewards of HMIC to the best of their abilities during a time of historic importance for the company. Under these circumstances, the SLC believes that the HMIC directors were right to stay in place and continue to meet their duty of loyalty throughout the process.

It is also the SLC’s conclusion that, although there were potential conflicts in the foregoing Board structure, the structure does not support a breach of loyalty claim. The PBCL gives corporations considerable leeway in terms of Board structure, particularly in change of control transactions.  To begin with, it is clear under § 1715(e)(1) that the directors of HMIC were “disinterested.”  See pages 37-38, supra.(15)   PBCL Section 1715(d), in addressing change of control, provides that directors are presumed to have satisfied the standard of § 1712 “unless it is shown by clear and convincing evidence that the disinterested directors did not assent to such act in good faith and after reasonable investigation.” Given the standards in §1712, a director who satisfies the standards thereunder cannot be found to have breached his fiduciary duties. There is certainly no “clear and convincing evidence” in this case that the directors failed to act “in good faith and after reasonable investigation.” (16)

(15) The members of HMIC’s Board of Directors are “disinterested directors” under these standards. None of the participating HMIC directors (1) has a financial interest in Nationwide, (2) is an affiliate or associate of Nationwide, (3) was nominated or designated as an HMIC director by Nationwide, or (4) is a current or former officer or employee of Harleysville (with the exception of Mr. Browne, who did not vote on the proposed transactions).

(16) 15 Pa.C.S.A. § 1715(e)(1) further provides as follows:

A person shall not be deemed to be other than a disinterested director solely by reason of any or all of the following:

(i) The ownership by the director of shares of the corporation.

(ii) The receipt as a holder of any class or series of any distribution made to all owners of shares of that class or series.

. . .

(vi) Receiving or having the right to receive retirement or deferred compensation from the corporation due to service as a director, officer or employee.

While the policy reflected by these provisions might further support the SLC’s position that there has not been a breach of the duty of loyalty, the SLC does not rely upon them because they do not literally apply by their terms because the HMIC directors hold stock in the HGI subsidiary and not HMIC, which has no stockholders. The non-application of this “safe harbor” does not affect the reasoning above.

To deal with the issue of the overlapping HMIC and HGI boards, they appointed Special Transaction Committees, thereby providing an added level of review to ensure that the transaction was in the best interests of HMIC. See pages 14, 17-19, 23-24, supra. The SLC concludes that this action by the boards adequately addressed the appearance of any conflict issues related to the overlapping board structure. The formation of the STCs for HMIC and HGI was authorized by the Boards on August 5, 2011. It was decided that the STCs would not convene formally until the Boards had a concrete offer and due diligence was complete. The STC for HMIC consisted of Mr. DeBenedictis and Mr. Lapeyrouse, both of whom served only on the HMIC Board. The due diligence process took place during the end of August and through September, up until the week before the signing of the merger agreement. The HMIC STC first met formally on September 26, 2011. The STC met again on September 28, 2011 to review the final terms of the draft merger agreement and to make a recommendation to the full Board of HMIC. It would have been better for the STC to have had more time for separate deliberation, but the fact that the meetings of the STC occurred so close in time to the approval of the mergers was in significant part due to an event outside the control of Harleysville, namely, a story appearing in Bloomberg Businessweek on September 23, 2011, reporting that Nationwide was in talks to acquire Harleysville. The article said that “the companies may be days away from signing a deal.” Harleysville reasonably perceived that this leak would create substantial concern among its independent agents and employees, and determined that the negotiations needed to be promptly concluded. In the SLC’s interview of Mr. Lapeyrouse, he expressed his deep concern that the more time that passed before an announcement was made, the more detrimental it would be for Harleysville. Uncertainty is devastating to an insurance company that operates through independent agents who advise clients whether to renew their annual policies or select a competitor.

Significantly, both Mr. DeBenedictis and Mr. Lapeyrouse were deeply involved as members of the HMIC Board in all of the prior deliberations by that Board, including review of the independent expert reports. The SLC concludes, after having interviewed both of them, that they were very knowledgeable concerning Harleysville and the insurance industry, and well understood the interests of HMIC. They also understood their Board responsibilities, and the SLC believes that either would have said no to a transaction which he believed was not in the best interest of HMIC.

With respect to financial consideration obtained by HMIC Board members in the proposed mergers, several additional factors deserve note.  First, the director with the largest financial benefit as a result of the proposed mergers is Michael Browne, the CEO of the companies and a member of both Boards. Mr. Browne did not vote on any matters concerning the mergers.(17) Second, none of the directors, other than Mr. Browne, owns as much as 1 percent of HGI.  Third, the directors are also giving up substantial compensation, post merger.(18) The compensation to HMIC directors per year, averaged

(17) Mr. Browne also obtains benefits from the merger through employment with Nationwide. However, Mr. Browne’s continued employment is at the insistence of Nationwide, and is part of Nationwide’s strong desire to keep Harleysville’s management team, who, inter alia, have the key relationships with Harleysville’s independent agents.

(18) HMIC directors are entitled to fees for serving as directors ($35,000 per director and additional monthly retainer for Chair of $6250) and attending meetings ($2000 per meeting and $2000 or $1500 for committee meetings), additional compensation for committee chairs varying between $8000 and $16,000 per year, $50,000 worth of deferred stock units per year, and dividends on stock and deferred stock units (average historical rate, 3%).

over the past two years, not including dividends (and not including Chairman Scranton or CEO Michael Browne), was between $114,297.50 and $138,797.50. Although the term for a director of HMIC is three years, in the past ten years there have been only six departures from the Boards of HMIC and HGI, and three of these were based on directors reaching the mandatory retirement age of 72. Moreover, plaintiffs complain only about the portion of the amount that the directors will receive for their stock which plaintiffs say is unreasonable or excessive. It is open to serious doubt whether this amount would exceed the directors’ compensation if they remained in their positions at HMIC.

More importantly, during interviews with the SLC, a number of Board members expressed other benefits that they derived from being on the Harleysville Board. For example, Mr. Rosenbloom is a professor emeritus at the Wharton School of the University of Pennsylvania, and served as Chairman of the Department of Insurance and Risk Management at Wharton from 1989 until 1994. He valued the opportunity to serve in the private sector in order to learn and contribute, and he has been Chair of the Compensation and Personnel Development Committee and of the Nominating and Corporate Governance Committee. Mr. Lapeyrouse is himself in the insurance business, and told the SLC that serving on the HMIC Board has been a valuable learning experience for him in his own business. Mr. Thacher Brown, Mr. Storts and Mr. Buhl were retired, and took pride in applying what they had learned in their professions to help Harleysville; in Mr. Brown’s case, his field was investments (Chair of the Finance and Investment Committee since 2007), in Mr. Stort’s case, information technology, and in Mr. Buhl’s case, accounting (Chair of the Audit Committee 2005 to the present). It was clear to the SLC that these directors took pride in their work at HMIC, and were not looking to give up their positions on the boards (although Mr. Rosenbloom is very near retirement).

The Special Litigation Committee concludes that personal financial consideration played no part in the decision reached by the Board of Directors of HMIC to approve the mergers. They acted in what they believed was the best interest of HMIC, in their role as directors of HMIC.

Finally, although the SLC is not relying on this, if one were to assume that the overlap in Board membership and the stock interest of HMIC directors in HGI gave rise to self-dealing or breach of the duty of loyalty, this issue would be removed in the event that the policyholders approve the merger with disclosure of these matters. 15 Pa.C.S.A. § 1728(a)(2). Likewise, the finding herein by this Special Litigation Committee that the mergers are fair to HMIC removes this issue. 15 Pa. C.S.A. § 1728(a)(3).

In any event, the SLC believes that the transaction is, in fact, intrinsically fair. See infra IV.B.1.(a)(1) (fair process) and IV.B.1.(a)(2) (fair result). Moreover, the SLC believes, as a matter of business judgment, that the clear and tangible benefits to HMIC and its constituencies of proceeding with the proposed merger substantially outweigh the uncertain benefits, risk and unavoidable business disruption associated with protracted litigation. See infra, V.B.2. Accordingly, it is the SLC’s considered judgment that it is in the best interests of HMIC, as a business matter, to dismiss the breach of fiduciary duty claims and allow the merger to proceed on schedule.

c)             Plaintiffs’ Remaining Derivative Claims Also Lack Merit

(1)           First Claim

The first claim in plaintiffs’ CAC seeks declaratory and injunctive relief based on the alleged “fundamental unfairness” of the proposed merger. The SLC has determined that the directors of HMIC did not breach their fiduciary obligations with respect to the proposed mergers, and that dismissal of this claim is in the best interests of HMIC. The SLC has determined that the proposed merger is intrinsically fair, and satisfies the standards of both fair process and fair result. The SLC has determined that the proposed merger will benefit HMIC, and that, accordingly, declaratory or injunctive relief blocking the consummation of the proposed merger would not be in the best interests of HMIC.

(2)           Sixth Claim

The sixth claim in plaintiffs’ CAC is for aiding and abetting a breach of fiduciary duty. As stated above, it is uncertain whether Pennsylvania law recognizes a cause of action for aiding and abetting a breach of fiduciary duty; but even those courts that have predicted that Pennsylvania will recognize such a cause of action uniformly hold that there can be no aiding and abetting a breach of fiduciary duty without a valid underlying claim for breach of fiduciary duty. In this case, the SLC has independently determined that HMIC’s directors did not breach their fiduciary duties to the company. Accordingly, there is no basis for pursuing a claim for aiding and abetting a breach of fiduciary duty.

(3)           Seventh Claim

The seventh claim in plaintiffs’ CAC is for unjust enrichment.  The SLC has determined that this claim lacks merit because HMIC’s directors will not be “unjustly” enriched. And, again, the SLC has determined that the benefits of the proposed merger to HMIC outweigh any potential benefits from pursuing litigation against the directors.

(4)           Eighth Claim

The eighth claim in plaintiffs’ CAC is labeled “Constructive Trust Against Mutual, Nationwide, and Nationals Sub.” The SLC has determined that dismissal of this claim is in the best interests of HMIC. A “constructive trust” is a form of relief, not a cause of action.  To the extent that plaintiffs’ request for this relief is based on the substantive causes of action alleged in the CAC, the SLC has determined that the directors of HMIC did not breach their fiduciary duties and that those substantive causes of action are without merit. Finally, as a practical matter, a constructive trust might well prevent the mergers from taking place, since it would not be possible for the public shareholders, or the policyholders, to know the terms of the merger on which they would be asked to vote.

(5)           Ninth Claim

The ninth and final claim in plaintiffs’ CAC seeks declaratory and injunctive relief to enjoin enforcement of allegedly unlawful provisions of the Merger Agreement, specifically, provisions relating to the termination fee, non-solicitation provisions, and the lack of a “fiduciary out” for HMIC. The SLC has determined that prosecution of these claims is not in the best interests of HMIC.  The provisions identified by plaintiffs are not “unlawful.” To the contrary, such provisions are common and routinely enforced. The directors of HMIC did not violate their fiduciary obligations in accepting these provisions. Finally, the SLC has determined that the proposed merger will benefit HMIC, and that, accordingly, declaratory or injunctive relief enjoining enforcement of provisions of the Merger Agreement would not be in the best interests of HMIC.

B.            Dismissal Of The Derivative Claims Is In The Best Interests Of HMIC

For the reasons set forth above, the SLC has concluded that plaintiffs’ derivative claims lack merit. The SLC also has concluded that dismissal of the derivative claims is in the best interests of HMIC.

1.             The Nationwide Merger Offers Clear And Tangible Benefits To HMIC — Including Its Policyholders

The SLC has concluded, based on its independent review and business judgment, that the proposed merger with Nationwide offers clear and tangible benefits to HMIC. The Griffin firm conducted a comprehensive analysis of these benefits, and the HMIC directors were clearly entitled to rely on Griffin’s analysis.

Nevertheless, because of the CAC’s assertions that the merger offers no material benefits to HMIC policyholders, and in light of the allegations of self-dealing (with which the SLC does not agree),  the SLC independently obtained competent financial advice regarding this specific issue from the financial consulting firm of FBR Capital Markets & Co.

FBR confirmed the information which the SLC had obtained concerning the state of the property and casualty insurance industry generally, and its impact on Harleysville. The industry is in a soft market, in which oversupply of product has made it difficult to raise premiums or to expand market. FBR noted that “US P/C operating performance plunged in 2011.” See FBR Report, page 42.  The investment yields for surplus and reserves are down, and most likely to stay down for the foreseeable future due to economic conditions. In this environment, companies such as Harleysville need to be profitable in their underwriting, which means controlling costs. Harleysville’s underwriting has not been profitable over a multi-year period since 2000; it has made money from 2000-2010 exclusively because of its investment income. See FBR Report, page 54. Its ability to control costs remains limited because of scale. There is also an increasing concern in the industry about potential catastrophic losses.

On the important issue of benefits to HMIC and its policyholders as a result of the proposed mergers, the SLC spent substantial time interviewing Michael Browne, CEO of Harleysville, and Arthur Chandler, CFO of Harleysville. Mr. Browne identified the following advantages that he believes HMIC policyholders would get from this merger:

(1)           They have the same rights in the mutual as they had before, but under Ohio law, which is where Nationwide is incorporated, their rights are stronger.

(2)           Nationwide has a stronger balance sheet.

(3)           Nationwide has an A.M. Best A+ rating and a better credit rating.

(4)           Nationwide offers more products covering more geographic areas.

(5)           Nationwide is more diverse in terms of geography and products offered. Diversity lowers policyholder risk.

(6)           The catastrophic insurance exposure is dramatically reduced through a merger, as is the need for reinsurance, resulting in significant savings.

Likewise, Harleysville’s CFO, Mr. Chandler, reported that the policyholders of Harleysville Mutual were better off after the merger in the following ways:

(1)           Nationwide is a higher-rated insurance company.

(2)           Nationwide has more insurance products.

(3)           Nationwide has better geographic coverage.

(4)           Nationwide has more surplus.

(5)           Nationwide has better pricing.

When compared to the Company B proposal, Mr. Chandler explained that the negatives were that Company B was more leveraged, had more asbestos exposure, and had experienced a recent failed IPO.  To Mr. Chandler, these represented serious concerns from the perspective of policyholders. All of these concerns were also articulated to the board by Credit Suisse and considered beforehand.

Similarly, Nationwide’s CEO, Mr. Rasmussen, explained to the SLC that the benefits to HMIC can be understood by way of comparison to Allied’s experience after its purchase by Nationwide. Mr. Rasmussen said that before the merger, Allied did not have the scale or claims expertise that it needed. The merger allowed Allied to cut claims costs. It also gave Allied access to capital for growth. As a result, Allied’s premiums-written have increased dramatically, as has the number of its employees and its presence in Des Moines, the location of its headquarters. Allied acquired additional marketing and sales skills, and now can compete on a national scale.  And throughout, Allied has maintained its brand name.

Mr. Rasmussen was then asked about what he thought the benefits of the merger would be to Harleysville Mutual policyholders in particular. He noted that Nationwide (1) is a higher rated company than Harleysville Mutual, (2) has more products, (3) has a national focus, (4) is a financially diversified organization, (5) has a large financial services company and a life insurance company, which can offset property and casualty losses from storms and other such events, and (6) would make the Harleysville policyholders members of the stronger Nationwide organization.

FBR has concluded that HMIC will benefit from the merger with Nationwide Mutual. It summarizes its reasons as follows:

•              Significantly better capitalization, and as a result, an improved ability to withstand catastrophic losses.

•              Improved financial strength and credit ratings.

•              Improved liquidity.

•              Greater diversification by line of business and geography.

•              Broader product offering to policyholders.

•              Lower expense ratio and reinsurance costs improving earnings and cash flows to build surplus to pay future claims.

In addition, FBR has stated that “from a financial perspective, we are generally supportive of the conclusions reached in the Griffin report as it relates to the benefits of the proposed transaction to Harleysville Mutual policyholders.” See FRB Report page 12.

In analyzing an insurance company such as Harleysville, there are many ratios and tests which experts can use, including premiums/surplus, reserves/surplus, net leverage, gross leverage, liquidity, risk based capital scores, loss ratio, loss adjustment expense ratio, and underwriting expense ratio (the latter three ratios, with possible minor adjustment, constitute what is known as the “combined ratio,” and they are all percentages of “net premiums written,” so that if the combined ratio is less than 100 percent underwriting is profitable, and if the combined ratio is greater than 100 percent, underwriting is not profitable).(19) These ratios and tests are all addressed in the FBR Report. See FBR Report at pages 13, 14, 15, 22. In almost every category, the HMIC policyholders have more protection as policyholders in Nationwide. Nationwide is much

(19) A particular ratio which plaintiffs emphasize is the premium/surplus ratio. Plaintiffs compare this ratio for HMIC to the ratio for Nationwide. However, FBR concludes that the appropriate comparison is between Harleysville (consolidated) and Nationwide, since the surpluses of HMIC and HGI are both available to pay all of the claims of policyholders in both companies. See FBR Report at page 13. The difference between these ratios, although favoring Harleysville, is relatively small (0.9 (Harleysville) to 1.1 (Nationwide) in 2010). Id. Moreover, Mr. Chandler told the SLC that a lower ratio is appropriate for Harleysville because commercial lines constitute approximately 77.1 percent of its coverage, and these are more volatile and unpredictable, and have longer “tail periods” for incurring loss than personal lines, which constitute approximately 68.4 percent of Nationwide’s insurance coverage. This was confirmed by FBR. See FBR Report, page 21. In any event, Harleysville and FBR place substantially greater weight on the amount of surplus and diversification of Nationwide versus Harleysville, since exposure to catastrophic loss is the greatest risk. On these criteria, Nationwide offers substantially more security to the policyholders of HMIC.

deeper with respect to surplus, less leveraged, more liquid (thus assuring prompt payment of claims), has a higher risk based capital score, and a lower “combined ratio” (i.e., its underwriting is more profitable).

A.M. Best notes that “financial strength is determined by analyzing several ratios on a collective basis while taking into consideration the operating performance and qualitative aspects of a company’s business.” See FBR Report, page 15. A.M. Best performs this function, and its ratings as to financial strength of insurance companies are given great weight in the insurance industry. See FBR Report, page 14.

A.M. Best currently rates Harleysville as “A” and Nationwide as “A+ with a negative outlook.” Standard & Poor changed its “A+ with negative outlook” rating of Nationwide to “A+ stable” on July 8, 2011. See FBR Report, page 13. A.M. Best has set forth the reasons for its rating of Harleysville, and its rating of Nationwide, and they are contained on page 16 of FBR’s Report. These analyses are instructive. A.M. Best’s favorable view of the proposed merger is reflected by its placing Harleysville’s ratings under review with positive implications following the announcement of the merger. See FBR Report, page 13.(20)

Accordingly, the SLC is satisfied, and concludes, that the mergers substantially benefit the interests of HMIC policyholders, as policyholders. In addition, the SLC is

(20) Year-end results for 2011 are consistent with HMIC’s reasons to approve the mergers. Harleysville (consolidated) lost about $77 million in surplus, or approximately 6 percent of its surplus, between year-end 2010 and year-end 2011.  Nationwide did not experience significant loss or gain, although it experienced loss in its P&C business. However, this loss was offset by gains in Nationwide’s other businesses, reflecting its diversification. See FBR Report, pages 9 and 10. Nationwide lost $203 million in its property and casualty business in 2011, but earned $737 million in its financial services business. Id., at page 10.

convinced that the terms of the merger are exemplary in protecting the interests of HMIC’s employees, operations, headquarters, independent agents, brand name, and the Harleysville community. The two year commitments from Nationwide on all of these matters, the retention by Nationwide of Harleysville’s senior management and employees in the field, Nationwide’s experience with Allied, and the importance placed on Harleysville by Nationwide as its platform in the Mid-Atlantic and New England areas bodes well for these constituencies, and, in turn, for the policyholders. All of this reflects the excellent fit and synergy between Harleysville and Nationwide. It is unlikely that this could be duplicated in any other merger.

In short, the SLC has concluded that the benefits of the proposed merger to HMIC and its policyholders and constituencies are clear, tangible, and far more certain than proceeding with a lawsuit.

2.             Continued Litigation Will Expose Harleysville to Expense, Delay And Undesirable Business Risks

At this point in time, there are “facts on the ground” which bear on whether pursuit of the merger is in the best interests of HMIC. These facts include the announcement of the merger, and the expectations and reliance thereon by Harleysville’s management, employees, and independent agents. For example, Harleysville has spent substantial time communicating with its agents about the benefits to them resulting from the merger with Nationwide. The loyalty and morale of these agents are critical to Harleysville, since these agents produce Harleysville’s business, and most policies are renewed through them on an annual basis. Continued litigation will also cause major disruption to Harleysville, including to its management and their ability to plan and execute. The SLC is has concluded that substantial delay and/or doubt about the merger would be damaging to Harleysville.

3.             Accordingly, The SLC Concludes It Is In The Best Interests Of HMIC And Its Policyholders To Dismiss The Derivative Action And Proceed On Schedule With The Nationwide Merger

All business decisions involve risks, benefits, trade-offs, time constraints and the need to make decisions on the basis of information that may ultimately turn out to have been incomplete or imperfect. To mitigate these risks, the SLC sought an extension of time from the Court to submit its report, and has used that time to conduct as thorough an investigation as possible under the circumstances, including reviewing numerous material documents, interviewing most of the important players in the process, engaging competent independent counsel to advise it regarding legal matters, and engaging a competent independent financial expert with special expertise in insurance to advise it regarding financial matters. After carefully considering all these matters, it is the considered, and unanimous, business judgment of the members of the SLC that it is in the best interests of HMIC to dismiss the derivative action and proceed on schedule with the Nationwide merger.

V.            CONCLUSION

For the foregoing reasons, the SLC recommends that the Court dismiss the derivative claims set forth in Counts 1, 5, 6, 7, 8 and 9 and allow the Nationwide merger to proceed without further disruption.

BY THE SLC:

/s/ Robert J. Ciaruffoli
Robert J. Ciaruffoli (Chairman)
William L. Stulginsky
Donald T. Bliss, Esquire

COUNSEL:

Richard L. Bazelon

E. McCord Clayton

Michael F.R. Harris

Cary Joshi

BAZELON LESS & FELDMAN, P.C.

John G. Harkins, Jr.

HARKINS CUNNINGHAM LLP

Dated: March 1, 2012